Exhibit 10.1

EXECUTION VERSION
$1,759,000,000
TERM LOAN AGREEMENT
Dated as of October 1, 2007
among
FLEXTRONICS INTERNATIONAL LTD.
and
FLEXTRONICS INTERNATIONAL USA, INC.
as Borrowers,
CITICORP NORTH AMERICA, INC.,
as Administrative Agent,
The Lenders Party Hereto
CITIGROUP GLOBAL MARKETS INC.,
as Sole Lead Arranger, Bookrunner and Syndication Agent
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
879300

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-ii-

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SCHEDULES

1.01(m)	Mandatory Cost Formulae
2.01	Commitments
5.07	Litigation
5.15(i)	Subsidiaries
5.15(ii)	Acquired Business Organizational Chart
5.22	Identification Numbers for the Company and each Subsidiary Guarantor that is a
Domestic Subsidiary
7.01	Existing Secured Indebtedness
7.05	Investment Policy; Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Exhibit A	Form of Loan Notice
Exhibit B	[Reserved]
Exhibit C-1	Form of A Closing Date Note
Exhibit C-2	Form of B Closing Date Note
Exhibit C-3	Form of A-1 Delayed Draw Note
Exhibit C-4	Form of A-2 Delayed Draw Note
Exhibit C-5	Form of A-3 Delayed Draw Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Company Guaranty

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Page
Exhibit G	Form of Subsidiary Guaranty
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Guarantor Release Certificate

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TERM LOAN AGREEMENT
          This TERM LOAN AGREEMENT (this “Agreement”) is entered into as of October 1, 2007, among FLEXTRONICS INTERNATIONAL LTD., a Singapore corporation (the “Company” or “FIL”), acting, subject to Section 10.19 hereof, through its Bermuda branch, FLEXTRONICS INTERNATIONAL USA, INC., a California corporation (the “U.S. Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”) each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITICORP NORTH AMERICA, INC., as Administrative Agent.
          The Company has requested that the Lenders provide a term credit facility, which is intended to be used to finance the acquisition of Solectron Corporation (the “Acquired Business”) by a newly-formed, Wholly-Owned Subsidiary of the Company (the “Acquiror”), and the Lenders are willing to do so on the terms and conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
          1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “A Closing Date Commitment” means, with respect to each A Closing Date Lender, the commitment, if any, of such A Closing Date Lender to make an A Closing Date Loan hereunder on the Closing Date in the amount set forth in Schedule 2.01. The aggregate amount of the A Closing Date Lenders’ A Closing Date Commitments is $609,000,000.
          “A Closing Date Lender” means a Lender with an A Closing Date Commitment or an outstanding A Closing Date Loan.
          “A Closing Date Loans” means the term loans made by the A Closing Date Lenders to the Company pursuant to Section 2.01(a)(i). Each A Closing Date Loan will either be a Base Rate Closing Date Loan or a Eurocurrency Rate Closing Date Loan.
          “A Closing Date Note” means a promissory note of the Company payable to any A Closing Date Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Company to such A Closing Date Lender resulting from the A Closing Date Loans made by such A Closing Date Lender.
          “A Delayed Draw Commitment” means, with respect to any Lender, such Lender’s A-1 Delayed Draw Commitment, A-2 Delayed Draw Commitment or A-3 Delayed Draw Commitment, as the context may require, and are referred to collectively as the “A Delayed Draw Commitments”. The aggregate amount of the A Delayed Draw Commitments as of the Closing Date is $650,000,000.

          “A Lender” means an A Closing Date Lender, an A-1 Delayed Draw Lender, an A-2 Delayed Draw Lender or an A-3 Delayed Draw Lender, as the context may require, and are referred to collectively as the “A Lenders”.
          “A Loan” means an A Closing Date Loan, an A-1 Delayed Draw Loan, an A-2 Delayed Draw Loan or an A-3 Delayed Draw Loan as the context may require, and are referred to collectively as the “A Loans”.
          “A Maturity Date” means October 1, 2014; provided, however, that if such date is not a Business Day, the A Maturity Date shall be the next preceding Business Day.
          “A-1 Delayed Draw Availability Period” means the period commencing on the Closing Date and ending on January 1, 2008; provided, that if the A-1 Delayed Draw Commitments are terminated pursuant to Section 2.06, the A-1 Delayed Draw Availability Period shall end on the date of such termination.
          “A-1 Delayed Draw Commitment” means, with respect to each A-1 Delayed Draw Lender, the commitment, if any, of such A-1 Delayed Draw Lender to make A-1 Delayed Draw Loans hereunder from time to time during the A-1 Delayed Draw Availability Period up to the amount set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such A-1 Delayed Draw Lender assumed its A-1 Delayed Draw Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such A-1 Delayed Draw Lender pursuant to Section 10.06. The aggregate amount of the A-1 Delayed Draw Lenders’ A-1 Delayed Draw Commitments on the Closing Date is $300,000,000.
          “A-1 Delayed Draw Commitment Fee” has the meaning specified in Section 2.09(a).
          “A-1 Delayed Draw Lender” means a Lender with an A-1 Delayed Draw Commitment or an outstanding A-1 Delayed Draw Loan.
          “A-1 Delayed Draw Loan” means a term loan made by an A-1 Delayed Draw Lender to the U.S. Borrower pursuant to Section 2.01(b)(i) (it being understood and agreed that any conversion or continuation of a Closing Date Loan shall not constitute an “A-1 Delayed Draw Loan”). Each A-1 Delayed Draw Loan will either be a Base Rate Delayed Draw Loan or a Eurocurrency Rate Delayed Draw Loan.
          “A-1 Delayed Draw Note” means a promissory note of the U.S. Borrower payable to any A-1 Delayed Draw Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the U.S. Borrower to such A-1 Delayed Draw Lender resulting from the A-1 Delayed Draw Loans made by such A-1 Delayed Draw Lender.
          “A-2 Delayed Draw Availability Period” means the period commencing on the Closing Date and ending on January 1, 2008; provided, that if the A-2 Delayed Draw Commitments are terminated pursuant to Section 2.06, the A-2 Delayed Draw Availability Period shall end on the date of such termination.

          “A-2 Delayed Draw Commitment” means, with respect to each A-2 Delayed Draw Lender, the commitment, if any, of such A-2 Delayed Draw Lender to make A-2 Delayed Draw Loans hereunder from time to time during the A-2 Delayed Draw Availability Period up to the amount set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such A-2 Delayed Draw Lender assumed its A-2 Delayed Draw Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such A-2 Delayed Draw Lender pursuant to Section 10.06. The aggregate amount of the A-2 Delayed Draw Lenders’ A-2 Delayed Draw Commitments on the Closing Date is $150,000,000.
          “A-2 Delayed Draw Commitment Fee” has the meaning specified in Section 2.09(b).
          “A-2 Delayed Draw Lender” means a Lender with an A-2 Delayed Draw Commitment or an outstanding A-2 Delayed Draw Loan.
          “A-2 Delayed Draw Loan” means a term loan made by an A-2 Delayed Draw Lender to the Company pursuant to Section 2.01(b)(ii) (it being understood and agreed that any conversion or continuation of a Closing Date Loan shall not constitute an “A-2 Delayed Draw Loan”). Each A-2 Delayed Draw Loan will either be a Base Rate Loan or a Eurocurrency Rate Loan.
          “A-2 Delayed Draw Note” means a promissory note of the Company payable to any A-2 Delayed Draw Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto, evidencing the aggregate Indebtedness of the Company to such A-2 Delayed Draw Lender resulting from the A-2 Delayed Draw Loans made by such A-2 Delayed Draw Lender.
          “A-3 Delayed Draw Availability Period” means the period commencing on the Closing Date and ending on January 1, 2008; provided, that if the A-3 Delayed Draw Commitments are terminated pursuant to Section 2.06, the A-3 Delayed Draw Availability Period shall end on the date of such termination.
          “A-3 Delayed Draw Commitment” means, with respect to each A-3 Delayed Draw Lender, the commitment, if any, of such A-3 Delayed Draw Lender to make A-3 Delayed Draw Loans hereunder from time to time during the A-3 Delayed Draw Availability Period up to the amount set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such A-3 Delayed Draw Lender assumed its A-3 Delayed Draw Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such A-3 Delayed Draw Lender pursuant to Section 10.06. The aggregate amount of the A-3 Delayed Draw Lenders’ A-3 Delayed Draw Commitments on the Closing Date is $200,000,000.
          “A-3 Delayed Draw Commitment Fee” has the meaning specified in Section 2.09(c).
          “A-3 Delayed Draw Lender” means a Lender with an A-3 Delayed Draw Commitment or an outstanding A-3 Delayed Draw Loan.

          “A-3 Delayed Draw Loan” means a term loan made by an A-3 Delayed Draw Lender to the Company pursuant to Section 2.01(b)(iii) (it being understood and agreed that any conversion or continuation of a Closing Date Loan shall not constitute an “A-3 Delayed Draw Loan”). Each A-3 Delayed Draw Loan will either be a Base Rate Delayed Draw Loan or a Eurocurrency Rate Delayed Draw Loan.
          “A-3 Delayed Draw Note” means a promissory note of the Company payable to any A-3 Delayed Draw Lender or its registered assigns, in substantially the form of Exhibit C-5 hereto, evidencing the aggregate Indebtedness of the Company to such A-3 Delayed Draw Lender resulting from the A-3 Delayed Draw Loans made by such A-3 Delayed Draw Lender.
          “Acquired Business” has the meaning specified in the preamble hereto.
          “Acquired Business Material Adverse Effect” means any change, event, development, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that individually or when taken together with all other Effects that have occurred since August 25, 2006 and that are not otherwise disclosed in the Company Disclosure Letter (as defined in the Acquisition Agreement) has had or would reasonably be likely to be materially adverse to the business, operations, financial condition or results of operations of the Acquired Business taken as a whole with its Subsidiaries; provided, however, that no Effect resulting from, related to or arising out of any of the following shall be deemed to be or constitute an Acquired Business Material Adverse Effect, and no Effect resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether an Acquired Business Material Adverse Effect has occurred or may, would or could occur: (a) general economic, political or financial market conditions in the United States or any other jurisdiction in which the Acquired Business or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions and/or changes do not have a material disproportionate affect on the Acquired Business taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which the Acquired Business and its Subsidiaries operate; (b) conditions in the industry in which the Acquired Business and its Subsidiaries operate, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions and/or changes do not have a material disproportionate effect on the Acquired Business taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which the Acquired Business and its Subsidiaries operate; (c) changes in Legal Requirements (as defined in the Acquisition Agreement), GAAP (as defined in the Acquisition Agreement) or international accounting standards, or interpretations thereof; (d) acts of terrorism, war, weather conditions or other force majeure events; (e) compliance with the express terms of the Acquisition Agreement which require that the Acquired Business take actions in furtherance of the transactions contemplated by the Acquisition Agreement or any of its Subsidiaries take actions or the failure of the Acquired Business or any of its Subsidiaries to take any action that is prohibited by the Acquisition Agreement; (f) any legal claims made or brought by any current or former stockholders of the Acquired Business (on their own behalf or on behalf of the Acquired Business) or other legal proceedings arising out of or related to the Acquisition Agreement or any of the transactions con-

templated thereby; (g) the announcement or pendency of the Acquisition Agreement and the transactions contemplated thereby, including, without limitation, (1) shortfalls or any decline in revenue, margins or profitability, (2) the loss or departure of officers or other employees, (3) the termination or potential termination of (or the failure or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners, and (4) any other negative development in customer, supplier, distributor or other business partner relationships, whether as a direct or indirect result of the loss or departure of officers or employees or otherwise; (h) any actions taken, or failure to take action, or such other Effects, in each case, which the Company has approved, consented to or requested in writing; (i) changes in the Acquired Business’ stock price or the trading volume of the Acquired Business’ stock, in and of itself; or (j) any failure to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood and hereby agreed that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of an “Acquired Business Material Adverse Effect” may be deemed to constitute, or be taken unto account in determining whether there has been, is or would be, an “Acquired Business Material Adverse Effect”).
          “Acquiror” has the meaning specified in the preamble hereto.
          “Acquisition” means the acquisition by the Acquiror of the Acquired Business pursuant to the Acquisition Agreement.
          “Acquisition Agreement” means the Agreement and Plan of Merger among the Acquired Business, the Company and Saturn Merger Corp., dated as of June 4, 2007.
          “Acquisition Related Agreements” has the meaning specified in Section 5.23.
          “Act” has the meaning specified in Section 6.10.
          “Adjusted Revenues” means, in respect of any Subsidiary of FIL for any period, total revenues for such Subsidiary for such period, less Intercompany Revenues for such period.
          “Administrative Agent” means Citicorp North America, Inc. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agent Parties” has the meaning specified in Section 10.02(c).
          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Agreement” has the meaning specified in the introductory paragraph hereto.
          “Applicable Foreign Obligor Documents” has the meaning specified in Section 5.21(a).
          “Applicable Margin” means the following percentages per annum equal to: (a) with respect to Loans that are Eurocurrency Rate Loans, 2.25%, and (b) with respect to Loans that are Base Rate Loans, 1.25%.
          “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.
          “Applicable Rate” means (i) for the period commencing on the Closing Date and ending on the 45th calendar day following the Closing Date, 0.25% per annum and (ii) for the period commencing on the 46th calendar day following the Closing Date, 0.50% per annum.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arranger” means Citigroup Global Markets Inc., in its capacity as sole lead arranger and bookrunner.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
          “B Closing Date Commitment” means, with respect to each B Closing Date Lender, the commitment, if any, of such B Closing Date Lender to make a B Closing Date Loan hereunder on the Closing Date in the amount set forth in Schedule 2.01. The aggregate amount of the B Closing Date Lenders’ B Closing Date Commitments is $500,000,000.
          “B Closing Date Lender” means a Lender with a B Closing Date Commitment or an outstanding B Closing Date Loan.
          “B Closing Date Loans” means the term loans made by the B Closing Date Lenders to the Company pursuant to Section 2.01(a)(ii). Each B Closing Date Loan will either be a Base Rate Closing Date Loan or a Eurocurrency Rate Closing Date Loan.

          “B Closing Date Note” means a promissory note of the Company payable to any B Closing Date Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Company to such B Closing Date Lender resulting from the B Closing Date Loans made by such B Closing Date Lender.
          “B Maturity Date” means October 1, 2012; provided, however, that if such date is not a Business Day, the B Maturity Date shall be the next preceding Business Day.
          “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “prime rate.” The “prime rate” is a rate set by Citibank, N.A. based upon various factors including Citibank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Closing Date Loan” means any Closing Date Loan that bears interest at a rate determined by reference to the Base Rate.
          “Base Rate Delayed Draw Loan” means any Delayed Draw Loan that bears interest at a rate determined by reference to the Base Rate.
          “Base Rate Loan” means any Base Rate Closing Date Loan or Base Rate Delayed Draw Loan.
          “Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
          “Borrower Materials” has the meaning specified in Section 6.01.
          “Borrowing” means a borrowing consisting of simultaneous A Closing Date Loans, B Closing Date Loans, A-1 Delayed Draw Loans, A-2 Delayed Draw Loans or A-3 Delayed Draw Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

          “Capital Leases” means any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” means, with respect to FIL, (i) the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) of (A) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the outstanding Equity Securities of FIL entitled to vote for members of the board of directors (or similar governing body), or (B) all or substantially all of the assets of FIL; (ii) during any period of 12 consecutive calendar months, individuals who are directors of FIL on the first day of such period (“Initial Directors”) and any directors of FIL who are specifically approved by two-thirds of the Initial Directors and previously approved directors shall cease to constitute a majority of the board of directors of FIL before the end of such period; or (iii) any other event or condition shall occur or exist constituting a “Change of Control” (or similar defined term) under any Subordinated Indenture or the Revolving Credit Agreement.
          “Class”, when used in reference to, (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are A Closing Date Loans, B Closing Date Loans, A-1 Delayed Draw Loans, A-2 Delayed Draw Loans or A-3 Delayed Draw Loans and (ii) any Lender, refers to such Lender in its capacity as a holder of A Closing Date Loans, B Closing Date Loans, A-1 Delayed Draw Loans, A-2 Delayed Draw Loans or A-3 Delayed Draw Loans, as applicable.
          “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
          “Closing Date Commitment” means an A Closing Date Commitment or a B Closing Date Commitment, as the context may require, and are referred to collectively as the “Closing Date Commitments”.
          “Closing Date Loan” means an A Closing Date Loan or B Closing Date Loan as the context may require, and are referred to collectively as the “Closing Date Loans”.
          “Closing Date Pro Forma Consolidated Balance Sheet” has the meaning specified in Section 5.09(c).
          “Closing Date Refinancing” means the repayment in full and termination of the Solectron Credit Agreement on the Closing Date.
          “Closing Date Transaction” means the Acquisition, the Closing Date Refinancing, the execution and delivery of the Loan Documents and the Borrowings made hereunder on the

Closing Date and the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment” means an A Closing Date Commitment, B Closing Date Commitment, A-1 Delayed Draw Commitment, A-2 Delayed Draw Commitment or an A-3 Delayed Draw Commitment, as the context may require, and are referred to collectively as the “Commitments”.
          “Company” has the meaning specified in the introductory paragraph hereto.
          “Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
          “Consolidated Tangible Assets” shall mean, with respect to FIL and its Subsidiaries, the aggregate amount of assets (determined on a consolidated basis and in accordance with GAAP) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, unamortized debt discount and expense, treasury stock and other like intangibles (in each case, determined on a consolidated basis and in accordance with GAAP).
          “Contingent Obligation” means, without duplication, with respect to any Person, (a) any Guaranty Obligation of that Person and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments or (ii) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time), and shall, with respect to item (b)(ii) of this definition, be marked to market on a current basis.
          “Contractual Obligation” of any Person means any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Extension” means a Borrowing.

          “Debt Rating” means, as of any date of determination, either the long term issuer credit rating of FIL as determined by S&P, or the issuer rating (PDR) of FIL as determined by Moody’s (or, if no such issuer rating is in effect, then the corporate family rating of FIL as determined by Moody’s) (collectively, the “Debt Ratings”).
          “Debt/EBITDA Ratio” means, with respect to FIL and its Subsidiaries, as of any date of determination, the ratio, determined on a consolidated basis in accordance with GAAP, of:
       (a)     The total Indebtedness of FIL and its Subsidiaries on such date; provided, however, that in computing the foregoing sum, there shall be excluded therefrom any Indebtedness to the extent the proceeds of which are (1) legally segregated from FIL’s or such Subsidiaries’ other assets and (2) either (A) only held in the form of cash or cash equivalents or (B) used by FIL or its Subsidiaries for any such purpose as may be approved in advance from time to time by the Required Lenders; to
       (b)     EBITDA for the four fiscal quarter period ending on such date.
          “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means an interest rate equal to the Base Rate plus 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) if such Lender then has an outstanding unfunded Commitment, has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Delayed Draw Availability Period” means, collectively, the A-1 Delayed Draw Availability Period, the A-2 Delayed Draw Availability Period and the A-3 Delayed Draw Availability Period.
          “Delayed Draw Borrowing Date” means each occurrence of a Credit Extension in the form of a Delayed Draw Loan.

          “Delayed Draw Lender” means an A-1 Delayed Draw Lender, an A-2 Delayed Draw Lender or an A-3 Delayed Draw Lender, as the context may require, and are referred to collectively as the “Delayed Draw Lenders”.
          “Delayed Draw Loan” means an A-1 Delayed Draw Loan, an A-2 Delayed Draw Loan or an A-3 Delayed Draw Loan, as the context may require, and are referred to collectively as the “Delayed Draw Loans”.
          “Dollar” and “$” mean lawful money of the United States.
          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state or other political subdivision of the United States.
          “EBITDA” means, with respect to FIL and its Subsidiaries for any period, the sum, determined on a consolidated basis in accordance with GAAP, of the following:
       (a)     The net income or net loss of FIL and its Subsidiaries for such period before provision for income taxes; plus
       (b)     The sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expense of FIL and its Subsidiaries accruing during such period, (ii) all depreciation and amortization expenses of FIL and its Subsidiaries accruing during such period and (iii) any other noncash charges of FIL and its Subsidiaries incurred in such period, including noncash charges for stock options, performance shares or other equity-based compensation (it being understood and agreed that the term “noncash charges” does not include charges which consist of, or require an accrual of or cash reserve for, anticipated cash charges in subsequent periods); plus
       (c)     An amount, not to exceed $100,000,000 in any consecutive four-quarter period, equal to the sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of all one-time cash charges associated with (i) merger- or acquisition-related expenses (including legal fees, investment banking fees and other similar fees and expenses), in connection with any merger or acquisition entered into or consummated by FIL or any of its Subsidiaries which is otherwise permitted under this Agreement, (ii) restructuring costs incurred by FIL or any of its Subsidiaries in connection with any restructuring entered into or consummated by FIL or any of its Subsidiaries which is otherwise permitted under this Agreement, and (iii) net losses from the early extinguishment of notes or other Indebtedness; in each case paid in such period and calculated in accordance with GAAP; provided, however, that no one-time cash charges in connection with merger- or acquisition-related expenses shall be added to the calculation of EBITDA if FIL and its Subsidiaries, in connection with any merger or acquisition to which such expenses relate, shall have adjusted EBITDA on a pro forma basis to give effect to such merger or acquisition as if such merger or acquisition had occurred as of the first day of such period as described in the next succeeding paragraph.
          If FIL or any of its Subsidiaries acquires (whether by purchase, merger, consolidation or otherwise) any Person as a new Subsidiary or all or substantially all of the assets or property of any Person, during any period in respect of which EBITDA is to be determined, such EBITDA may, in the sole discretion of FIL, be determined on a pro forma basis as if such acquisition occurred as of the first day of such period.
          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
          “Eligible Material Subsidiary” means, at any time of determination, any Material Subsidiary that is not then an Ineligible Material Subsidiary.
          “Employee Benefit Plan” means any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by either Borrower, any Material Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Enabling Period” has the meaning specified in Section 7.03(a).
          “Environmental Laws” means all the Governmental Rules and Contractual Obligations relating to the protection of human health and the environment, including those pertaining to the reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling of, or exposure to, Hazardous Materials.
          “Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests, beneficial interests in a trust or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.
          “ERISA Affiliate” means any Person which is treated as a single employer with either Borrower or any Material Subsidiary under Section 414 of the Code.
          “Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Citibank, N.A. and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s London Branch (or other Citibank, N.A. branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate

1.00 - Eurocurrency Reserve Percentage
          “Eurocurrency Rate Closing Date Loan” means any Closing Date Loan that bears interest at a rate determined by reference to the Eurocurrency Rate.
          “Eurocurrency Rate Delayed Draw Loan” means any Delayed Draw Loan that bears interest at a rate determined by reference to the Eurocurrency Rate.
          “Eurocurrency Rate Loan” means any Eurocurrency Rate Closing Date Loan or Eurocurrency Rate Delayed Draw Loan.
          “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
          “Event of Default” has the meaning specified in Section 8.01.
          “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.
          “Excluded Subsidiary” has the meaning specified in Section 6.07.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of overall net income taxes), in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) by reason of any connection between the jurisdiction imposing such tax and the Administrative Agent or such Lender (or its applicable Lending Of-

fice) or other recipient other than a connection arising solely from the Administrative Agent or such Lender (or its applicable Lending Office) or other recipient having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any jurisdiction described in (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by either Borrower under Section 10.13), with respect to an A-1 Delayed Draw Loan made to the U.S. Borrower, any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender under the law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the U.S. Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) any Taxes that are attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e).
          “Existing Secured Indebtedness” means the secured Indebtedness existing on the Closing Date specified on Schedule 7.01.
          “FASB” means the Financial Accounting Standards Board.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter” means that certain Senior Credit Facility Fee Letter dated June 4, 2007, between FIL and Citigroup Global Markets Inc.
          “FIL” has the meaning specified in the introductory paragraph hereto.
          “Financial Statements” means, with respect to any accounting period for any Person, statements of income, shareholders’ equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.
          “Flextronics (Hungary)” means Flextronics International Kft., a Hungarian company.

          “Flextronics (Netherlands)” means Flextronics International Europe B.V., a Netherlands company.
          “Flextronics Sales (Mauritius)” means Flextronics Sales & Marketing (A-P) Ltd., a Mauritius company.
          “Foreign Lender” means, with respect to either Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Obligor” means the Company and any Loan Party that is a Foreign Subsidiary.
          “Foreign Plan” shall mean any employee benefit plan maintained by either Borrower or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the U.S.
          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

          “Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.
          “Granting Lender” has the meaning specified in Section 10.06(h).
          “Guaranties” means the Company Guaranty and the Subsidiary Guaranty.
          “Guarantor Release Certificate” has the meaning specified in Section 6.11(b).
          “Guarantors” means, collectively, the Company and each Subsidiary Guarantor.
          “Guaranty Obligation” means, with respect to any Person, subject to the last sentence of this definition, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (other than endorsements of instruments for collection or deposits in the ordinary course of business) (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time); provided, however, that with respect to (1) any Guaranty Obligation by FIL or any of its Subsidiaries in respect of a primary obligation of FIL or any of its Subsidiaries and (2) any Guaranty Obligation of FIL or any of its Subsidiaries in respect of the primary obligation of a lessor in connection with a transaction relating to Synthetic Lease Obligations entered into by FIL or any of its Subsidiaries, such Guaranty Obligation shall, in each case, be deemed to be equal to the maximum reasonably anticipated liability in respect thereof which shall be deemed to be limited to an amount that actually becomes past due from time to time with respect to such primary obligation.
          “Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos and polychlorinated biphenyls.
          “Indebtedness” of any Person shall mean, without duplication, the following:
       (a)     All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money

(including obligations to repurchase receivables and other assets sold with recourse); provided that “Indebtedness” shall not at any date of determination include obligations of such Person for the deferred purchase price of property evidenced by notes, bonds, debentures or similar instruments to the extent (i) such obligations have a regularly-scheduled maturity date that is less than one year after such date, and (ii) solely for purposes of Section 8.01(e), the non-payment of such obligations as of such date is subject to a good faith dispute, including by virtue of a bona fide right of setoff by such Person;
      (b)     All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), and the capitalized amount reported for income tax purposes with respect to Synthetic Lease Obligations; provided that “Indebtedness” shall not at any date of determination include obligations consisting of accounts payable for property or services or the deferred purchase price of property to the extent (i) such obligations have a regularly-scheduled maturity date or payment due date that is less than one year after such date, and (ii) solely for purposes of Section 8.01(e), the non-payment of such obligations as of such date is subject to a good faith dispute, including by virtue of a bona fide right of setoff by such Person;
      (c)     All obligations of such Person under conditional sale or other title retention agreements with respect to property (other than inventory) acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);
      (d)     All obligations of such Person as lessee under or with respect to Capital Leases and Synthetic Lease Obligations;
      (e)     All Guaranty Obligations of such Person with respect to the Indebtedness of any other Person, and all other Contingent Obligations (other than Guaranty Obligations) of such Person;
      (f)     All obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than payments made solely with other Equity Securities) in respect of any Equity Securities in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
      (g)     All obligations of other Persons of the types described in clauses (a)-(f) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations, valued at the lesser of (1) the fair market value of the property securing such obligations and (2) the stated principal amount of such obligations.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning specified in Section 10.04(b).
          “Ineligible Material Subsidiary” means, at any time of determination, any Material Subsidiary (a) that is then prohibited by any applicable Governmental Rule from acting as a Subsidiary Guarantor under the Guaranty, and the Company is unable, with the exercise of commercially reasonable efforts, to cause such Material Subsidiary to comply with such Governmental Rule and become a Subsidiary Guarantor, (b) that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and that then would cause any Borrower (if such Borrower were a U.S. Person within the meaning of Section 7701(a)(30) of the Code) or any Domestic Subsidiary to incur or suffer an inclusion of income under Section 951(a)(1)(B) of the Code that is reasonably and substantially likely to result in a significant tax liability or significant adverse effect on the Company’s consolidated financial accounting results, as a result of acting as a Subsidiary Guarantor under the Subsidiary Guaranty (other than in the case of a Person that, immediately prior to becoming a Subsidiary of such a Domestic Subsidiary, was a Subsidiary Guarantor), or (c) that is a Foreign Subsidiary as to which the representations and warranties set forth in Section 5.21 (other than subsection (c) thereof), after the exercise of commercially reasonable efforts by the Company and such Subsidiary, would not be true and correct were it to execute the Guaranty. Notwithstanding the foregoing, until such time as Flextronics (Netherlands) shall become a Subsidiary Guarantor (as such term is defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, Flextronics (Netherlands) shall be deemed to be an Ineligible Material Subsidiary. Notwithstanding the foregoing, with respect to any Material Subsidiary (as at any date of determination) of the Company organized under the laws of The People’s Republic of China, until the earlier to occur of (x) such Material Subsidiary becoming a Guarantor (as such term is defined in the Revolving Credit Agreement) under the Revolving Credit Agreement and (y) March 31, 2008 (it being understood that if such Subsidiary otherwise constitutes an Eligible Material Subsidiary as of such date, the Company shall thereafter comply with Sections 6.01(f) and 6.11(a) hereof with respect to such Subsidiary), such Material Subsidiary shall be deemed to be an Ineligible Material Subsidiary.
          “Information” has the meaning specified in Section 10.07.
          “Intercompany Receivables” means, in respect of FIL or any of its consolidated Subsidiaries, at any time of determination, assets consisting of receivables owing to such Person by FIL or any consolidated Subsidiary of FIL.
          “Intercompany Revenues” means, in respect of any Subsidiary of FIL for any period, revenues of such Subsidiary that would not, after taking into account offsetting entries in the consolidation process, be recognized in accordance with GAAP as revenues of FIL in the consolidated Financial Statements of FIL and its Subsidiaries for such period.

          “Interest Expense” shall mean, with respect to any Person for any period, the sum, determined on a consolidated basis in accordance with GAAP, of (a) all interest expense of such Person during such period (including interest attributable to Capital Leases) plus (b) all fees in respect of outstanding letters of credit paid, accrued or scheduled for payment by such Person during such period.
          “Interest Payment Date” means (a)(i) as to any Eurocurrency Rate Loan that is an A Loan, the last day of each Interest Period applicable to such Loan and the A Maturity Date and (ii) as to any Eurocurrency Rate Loan that is a B Closing Date Loan, the last day of each Interest Period applicable to such Loan and the B Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b)(i) as to any Base Rate Loan that is an A Loan, the last Business Day of each March, June, September and December and the A Maturity Date and (ii) as to any Base Rate Loan that is a B Closing Date Loan, the last Business Day of each March, June, September and December and the B Maturity Date.
          “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or if available to all Lenders, nine or twelve months) thereafter, as selected by the Company in its Loan Notice; provided that:
       (a)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
       (b)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
       (c)     with respect to any A Loan, no Interest Period shall extend beyond the A Maturity Date; and
       (d)     with respect to any B Closing Date Loan, no Interest Period shall extend beyond the B Maturity Date.
          “Investment” of any Person means any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts, advances to employees of such Person for indemnification, and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (f) of the defini-

tion of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of goods or services in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.
          “Judgment Currency” has the meaning specified in Section 10.18.
          “Lender” or “Lenders” each have the meaning specified in the introductory paragraph hereto; and, as the context requires, includes, without limitation, any A Closing Date Lender, any B Closing Date Lender, any A-1 Delayed Draw Lender, any A-2 Delayed Draw Lender, any A-3 Delayed Draw Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to as a “Lender”; provided, that for purposes of making Loans to the Borrowers, any Lender may from time to time delegate in its stead one or more of its Affiliates as such lenders, duly authorized to engage in such lending activities in the jurisdiction of such Borrower, in which event the term “Lender” shall also include any such designated Affiliate as in effect from time to time, provided further, that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to this Agreement, the Lender making such delegation shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent.
          “Lender Rate Contract” has the meaning specified in Section 8.04.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
          “Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property or asset or the income therefrom, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Closing Date Loan or a Delayed Draw Loan.
          “Loan Documents” means this Agreement, each Note, the Fee Letter and the Guaranties.
          “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

          “Loan Parties” means, collectively, the Company, the U.S. Borrower and each Subsidiary Guarantor.
          “Loan Repayment Date” has the meaning specified in Section 2.03.
          “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(m).
          “Margin Stock” has the meaning given to that term in Regulation U issued by the FRB.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of FIL and FIL’s Subsidiaries, taken as a whole (excluding, solely for purposes of the closing certificate delivered by FIL pursuant to Section 4.01(a)(ix), any such changes resulting solely from macroeconomic or financial market or electronics manufacturing industry events or circumstances that in the reasonable view of the Required Lenders, have not affected and are not expected to affect the operations, business, assets or financial condition of FIL and its Subsidiaries taken as a whole to an extent that is or would be disproportionate to that of other members of its industry), (b) the ability of either Borrower to pay or perform its Obligations in accordance with the terms of this Agreement and the other Loan Documents, (c) the ability of the Guarantors (taken as a whole) to pay or perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents or (d) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement.
          “Material Subsidiary” means, at any time of determination, (a) any Subsidiary of FIL that (i) had Adjusted Revenues during the immediately preceding fiscal year equal to or greater than 5% of the consolidated total revenues of FIL and its Subsidiaries during such preceding year or (ii) held assets, excluding Intercompany Receivables and Investments in FIL or any other Subsidiary of FIL, on the last day of the immediately preceding fiscal year equal to or greater than 10% of the consolidated total assets of FIL and its Subsidiaries on such date, in each case as set forth or reflected in the audited Financial Statements dated March 31, 2007 or the then most-recently available audited Financial Statements provided pursuant to Section 6.01 hereof; and (b) following any Material Subsidiary Recalculation Event, any Subsidiary of FIL that, on a pro forma basis (after giving effect to such Material Subsidiary Recalculation Event and all other Material Subsidiary Recalculation Events occurring on or prior to the date thereof), (1) had Adjusted Revenues during the twelve-month period ended as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available, greater than 5% of the consolidated total revenues of FIL and its Subsidiaries during such twelve-month period or (2) holds assets, excluding Intercompany Receivables and Investments in FIL or any other Subsidiary of FIL, equal to or greater than 10% of the consolidated total assets of FIL and its Subsidiaries (including the assets of such Subsidiary and any other Subsidiaries acquired) (other than Flextronics (Netherlands)) as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available (such tests in this clause (b), together, the “Pro Forma MS Test”). For purposes of the Pro Forma MS Test in clause (b)(1), a Material Subsidiary Recalculation Event shall be deemed to have occurred as of the first day of the applicable twelve month period. Notwithstanding the foregoing, for purposes of this definition, (i) the Adjusted Revenues and assets of Flextronics (Netherlands) shall be excluded from the calculation of the consolidated total revenues of FIL and its Subsidiaries and the consolidated total assets of FIL and its Subsidiaries, respectively, for so long as Flextronics (Netherlands) is an Ineligible Material Subsidiary and (ii) each of Flextronics (Hungary) and Flextronics Sales (Mauritius) shall at all times be deemed to be a Material Subsidiary notwithstanding the fact that the amount of its Adjusted Revenues or assets is less than the thresholds set forth above.
          “Material Subsidiary Recalculation Event” means any of the following: (i) the consummation of any acquisition by FIL or any of its Subsidiaries of any Person that becomes a Subsidiary (or part of a Subsidiary) as a result thereof (or the acquisition of all or substantially all of the assets of any Person or of any line of business of any Person) that would result in an additional Material Subsidiary, based on the Pro Forma MS Test, as applied as of such date (it being understood, for the avoidance of doubt, that the Acquisition shall be deemed to be a “Material Subsidiary Recalculation Event”); (ii) any Subsidiary Guarantor ceasing to be a Subsidiary pursuant to a transaction otherwise permitted hereunder; (iii) the occurrence of any event or circumstance resulting in the release of any Subsidiary Guarantor pursuant to the terms of the Subsidiary Guaranty; (iv) any Person becoming an Ineligible Material Subsidiary solely by virtue of clause (b) of the definition of “Ineligible Material Subsidiary;” and (v) any sale or disposition (including by merger) of any material portion of the Equity Securities of any Subsidiary of FIL, or the sale or transfer of all or substantially all of the assets of any Subsidiary of FIL, if such transaction would result in any additional Material Subsidiaries, based on the Pro Forma MS Test as applied as of such date.
          “Maximum Rate” has the meaning specified in Section 10.09.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by either Borrower, any Material Subsidiary or any ERISA Affiliate.
          “Net Proceeds” means, with respect to any issuance and sale of securities by any Person (a) the aggregate cash proceeds received by such Person from such sale less (b) the sum of (i) the actual amount of the reasonable fees and commissions payable to Persons other than such Person making the sale or any Affiliate of such Person and (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person.
          “Non-Consenting Lender” shall have the meaning specified in Section 10.13.
          “Non-Core Assets” means those assets and businesses (including the Equity Securities of any Subsidiary engaged exclusively in such businesses) designated in good faith by FIL’s board of directors from time to time as “Non-Core Assets” and set forth in a certificate or certificates delivered by FIL to Administrative Agent of FIL’s chief financial officer to the effect that FIL’s board of directors has duly designated such assets and businesses as “Non-Core Assets” in good faith.
          “Note” means an A Closing Date Note, B Closing Date Note, A-1 Delayed Draw Note, A-2 Delayed Draw Note or A-3 Delayed Draw Note as the context may require, and are referred to collectively as the “Notes”.
          “Notes Repayments” means the redemption, repurchase, discharge or defeasance of the Solectron Senior Subordinated Notes and the conversion or repurchase of the Solectron Convertible Senior Notes (to the extent such Solectron Convertible Senior Notes are duly and validly surrendered by the holders thereof for conversion or repurchase).
          “Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) unless otherwise agreed upon in writing by the applicable Lender party thereto, all obligations of the Borrowers, monetary or otherwise, under each Lender Rate Contract.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.
          “Participant” has the meaning specified in Section 10.06(d).
          “Participant Register” has the meaning specified in Section 10.06(d).
          “Participating Member State” means each state so described in any EMU Legislation.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Permitted Expenses” means (i) any portion of the merger consideration for the Acquisition not funded in cash on the Closing Date from the proceeds of a Closing Date Loan hereunder (including expenses relating to (x) the payment of merger consideration to the holders of outstanding stock options of the Acquired Business exercised on or prior to the Closing Date, (y) the payment of cash in lieu of fractional shares of the Acquired Business and (z) any increase in the cash portion of the Acquisition consideration resulting from adjustments in the calculation of such Acquisition consideration made subsequent to the delivery of Loan Notices for Closing

Date Loans hereunder), (ii) fees and expenses incurred by the Company and its Subsidiaries in connection with the consummation of the Acquisition and (iii) fees and expenses in connection with the Notes Repayments incurred by the Company and its Subsidiaries following the Closing Date.
          “Permitted Indebtedness” has the meaning specified in Section 7.01.
          “Permitted Liens” has the meaning specified in Section 7.02.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Platform” has the meaning specified in Section 6.01.
          “Pro Forma Calculation Subsidiary” means any Subsidiary as to which the Company has properly elected to present its EBITDA on a pro forma basis, as set forth in the last paragraph of the definition of “EBITDA.”
          “Pro Forma MS Test” has the meaning specified in the definition of “Material Subsidiary.”
          “Public Lender” has the meaning specified in Section 6.01.
          “Rate Contracts” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock, deferred compensation arrangement or similar plan providing for payments only on account of past or future services provided by current or former directors, officers, employees or consultants of either Borrower or its Subsidiaries shall be a Rate Contract.
          “Register” has the meaning specified in Section 10.06(c).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” has the meaning specified in ERISA and applicable regulations thereunder.
          “Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.
          “Required Lenders” means Lenders having more than 50% of the sum of all outstanding Loans and, (i) prior to the termination of the A-1 Delayed Draw Availability Period, the unused A-1 Delayed Draw Commitments, (ii) prior to the termination of the A-2 Delayed Draw

Availability Period, the unused A-2 Delayed Draw Commitments and (iii) prior to the termination of the A-3 Delayed Draw Availability Period, the unused A-3 Delayed Draw Commitments.
          “Requirements of Law” applicable to any Person means (a) the articles or certificate of incorporation and by-laws, partnership agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” means, with respect to any Loan Party, such Loan Party’s chief executive officer, chief financial officer, treasurer, vice president - finance, controller, assistant controller, assistant treasurer, director of treasury operations, corporate secretary, assistant secretary, director or any other officer of such Loan Party designated from time to time by its board of directors to execute and deliver any document, instrument or agreement hereunder.
          “Revolving Credit Agreement” means the Credit Agreement dated as of May 9, 2007, among FIL acting through its Bermuda branch, certain Subsidiaries of FIL party thereto, each lender from time to time party thereto, Bank of America, N.A., as administrative agent and swing line lender, Bank of America, N.A. and The Bank of Nova Scotia, as L/C issuers, and the other agents party thereto, as amended, amended and restated, modified, supplemented, renewed, replaced or refinanced from time to time.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Same Day Funds” means immediately available funds.
          “SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
          “Significant Subsidiary” means, at any time of determination, (a) any Subsidiary of FIL that (i) had Adjusted Revenues during the immediately preceding fiscal year equal to or greater than $100,000,000 or (ii) had net worth on the last day of the immediately preceding fiscal year equal to or greater than $100,000,000; and (b) in respect of any Subsidiary formed or acquired during the term of this Agreement, that (i) had Adjusted Revenues during the twelve-month period ended as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available greater than $100,000,000 or (ii) has a net worth (determined on a pro forma basis as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available) equal to or greater than $100,000,000.
          “Solectron Convertible Senior Notes” means, collectively (i) the 0.5% Convertible Senior Notes due 2034 and (ii) the 0.5% Convertible Notes Series B due 2034, each issued by the Acquired Business.

          “Solectron Credit Agreement” means that certain Credit Agreement dated as of August 28, 2006, among the Acquired Business, certain Subsidiaries of the Acquired Business party thereto, each issuer of letters of credit from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other agents and lending institutions from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.
          “Solectron Notes” means, collectively, the Solectron Convertible Senior Notes and the Solectron Senior Subordinated Notes.
          “Solectron Senior Subordinated Notes” means the 8.00% Senior Subordinated Notes due 2016 issued by Solectron Global Finance Ltd. and guaranteed by the Acquired Business.
          “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.
          “SPC” has the meaning specified in Section 10.06(h).
          “Subordinated Indebtedness” means Indebtedness of either Borrower or any Subsidiary of either Borrower that is subordinated to the Obligations.
          “Subordinated Indenture” means, for so long as any Indebtedness shall be outstanding under any such Subordinated Indenture, collectively, (a) the Indenture dated as of June 29, 2000 by and between FIL and Chase Manhattan Bank and Trust Company, National Association with respect to up to $1,000,000,000 of 9 7/8% Senior Subordinated Notes due 2010, (b) the Indenture dated as of May 8, 2003 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $400,000,000 of 6 1/2% Senior Subordinated Notes due 2013, (c) the Indenture dated as of August 5, 2003 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $500,000,000 of 1% Convertible Subordinated Notes due 2010, (d) the Indenture dated as of November 17, 2004 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $500,000,000 of 6 1/4% Senior Subordinated Notes due 2014 and (e) any other document, instrument or agreement evidencing Subordinated Indebtedness.
          “Subsidiary” of any Person means (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other

Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. All references in this Agreement and the other Loan Documents to Subsidiaries of FIL shall, unless otherwise indicated, include all direct and indirect Subsidiaries of FIL.
          “Subsidiary Guarantors” means, collectively, each Person that is now or hereafter becomes an Eligible Material Subsidiary.
          “Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.
          “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but the claim for which, upon the insolvency or bankruptcy of such Person, would be characterized consistently with indebtedness of such Person (without regard to accounting treatment).
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Transactions” means, collectively, the Closing Date Transaction and the Notes Repayments.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
          “United States” and “U.S.” mean the United States of America.
          “U.S. Borrower” has the meaning specified in the introductory paragraph hereto.
          “Wholly-Owned Subsidiary” means any Subsidiary of which more than 90% of the issued and outstanding Equity Securities are owned, directly or indirectly, by FIL.
          1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

      (a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
      (b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
      (c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.03   Accounting Terms.
          (a)     Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Financial Statements dated as of March 31, 2007, except as otherwise specifically prescribed herein.
          (b)     Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          (c)     Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
          1.04   Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
          2.01   Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:
      (a)     (i) to make an A Closing Date Loan to the Company on the Closing Date in the principal amount not to exceed its A Closing Date Commitment; and
               (ii) to make a B Closing Date Loan to the Company on the Closing Date in the principal amount not to exceed its B Closing Date Commitment; and
      (b)     (i) to make an A-1 Delayed Draw Loan to the U.S. Borrower from time to time during the A-1 Delayed Draw Availability Period in a principal amount not exceeding its A-1 Delayed Draw Commitment for the purpose of (x) paying the applicable repurchase, conversion (solely with respect to the Solectron Convertible Senior Notes), redemption, discharge or defeasance amount, as applicable, in connection with the Notes Repayments (and to pay fees and expenses incurred in connection therewith) and (y) funding any Permitted Expenses in an amount, together with any amounts funded pursuant to Section 2.01(b)(ii)(y) and Section 2.01(b)(iii)(y), not to exceed $50,000,000;
               (ii) to make an A-2 Delayed Draw Loan to the Company from time to time during the A-2 Delayed Draw Availability Period in a principal amount not exceeding its A-2 Delayed Draw Commitment for the purpose of (x) paying the applicable repurchase, conversion (solely with respect to the Solectron Convertible Senior Notes), redemption, discharge or defeasance amount, as applicable, in connection with the Notes Repayments (and to pay fees and expenses incurred in connection therewith) and (y) funding any Permitted Expenses in an amount, together with any amounts funded pursuant to Section 2.01(b)(i)(y) and Section 2.01(b)(iii)(y), not to exceed $50,000,000;
               (iii)      so long as no A-1 Delayed Draw Commitments or A-2 Delayed Draw Commitments are then outstanding, to make an A-3 Delayed Draw Loan to the Company from time to time during the A-3 Delayed Draw Availability Period in a principal amount not exceeding its A-3 Delayed Draw Commitment for the purpose of (x) paying the applicable repurchase, conversion (solely with respect to the Solectron Convertible Senior Notes), redemption, discharge or defeasance amount, as applicable, in connection with the Notes Repayments (and to pay fees and expenses incurred in connection therewith) and (y) funding any Permitted Expenses in an amount, together with any amounts funded pursuant to Section 2.01(b)(i)(y) and Section 2.01(b)(ii)(y), not to exceed $50,000,000.
It is understood and agreed that Delayed Draw Loans under clause (b) above shall be made on no more than three occasions in the aggregate; provided that if multiple Delayed Draw Loans are made on the same day (whether consisting of one or more Classes or Types of Loans or whether made to one or both Borrowers), such combined Credit Extension shall be deemed to be a single occasion.
Amounts paid or prepaid in respect of Loans may not be reborrowed.
          2.02   Borrowings, Conversions and Continuations of Loans.
          (a)      Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 10:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (ii) 4:00 p.m. on the Business Day prior to the date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrowers are requesting a Borrowing of Closing Date Loans or Delayed Draw Loans, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) the Class of Loans to be borrowed and (F) if applicable, the duration of the Interest Period with respect thereto. If the Com-

pany fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding the foregoing or anything to the contrary elsewhere herein, any Loan Notice that is in respect of a Borrowing of Delayed Draw Loans (but not in respect of any conversion or continuation thereof) shall provide for one or more Borrowings aggregating to not less than $15,000,000 under such Loan Notice (aggregating, for this purpose, all related Loan Notices for Borrowings on the same date which, pursuant to Section 2.01, constitute one occasion) unless such lesser amount represents the entire amount of all Delayed Draw Commitments then outstanding.
          (b)     Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender (i.e., A Closing Date Lender, B Closing Date Lender, A-1 Delayed Draw Lender, A-2 Delayed Draw Lender or A-3 Delayed Draw Lender) of the ratable amount of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, as described in the preceding subsection. In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 10:00 a.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and if such Borrowing is in respect of the Closing Date Loans, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.
          (c)     Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.
          (d)     The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
          (e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Loans.

          2.03    Amortization of Borrowings. Each Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last day of each March, June, September and December, beginning with December 31, 2007, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Loan Repayment Date”), a principal amount of (i)(x) the A Closing Date Loans made to such Borrower equal to 0.25% per calendar quarter of the original principal amount thereof (as adjusted from time to time pursuant to Section 2.05(a)) and (y) the outstanding Delayed Draw Loans made to such Borrower (if any) equal to 0.25% per calendar quarter of the aggregate principal amount thereof drawn on each Delayed Draw Borrowing Date that has occurred on or prior to the date of each scheduled amortization payment (as adjusted from time to time pursuant to Section 2.05(a)) and (ii) the B Closing Date Loans made to such Borrower equal to 0.25% per calendar quarter of the original principal amount thereof (as adjusted from time to time pursuant to Section 2.05(a)) in each case, with the balance of such A Loans due at the A Maturity Date and the balance of such B Closing Date Loans due at the B Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all A Loans shall be due and payable on the A Maturity Date and all B Closing Date Loans shall be due and payable on the B Maturity Date.
          2.04    [Reserved].
          2.05    Prepayments.
          (a)      Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay A Loans and/or B Closing Date Loans in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than 8:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (i) the date and amount of such prepayment, (ii) the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans and (iii) whether the Loans to be prepaid are A Loans or B Closing Date Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the ratable amount of such prepayment owing to each Lender. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of A Loans pursuant to this Section 2.05(a) made prior to the first anniversary of the Closing Date shall be accompanied by a premium payable by the applicable Borrower equal to one percent (1%) of the principal amount of the A Loans so prepaid.
          (b)      Any prepayment of A Loans pursuant to Section 2.05(a) shall be applied to A Loans then outstanding on a pro rata basis, in each case to reduce scheduled repayments required under Section 2.03, first, in direct order to such scheduled repayments due on the next four Loan Repayment Dates occurring following such repayment and, second (to the extent of any balance), on a pro rata basis among the repayments remaining to be made on each other

Loan Repayment Date. Any prepayment of B Closing Date Loans pursuant to Section 2.05(a) shall be applied to B Closing Date Loans then outstanding on a pro rata basis, in each case to reduce scheduled repayments required under Section 2.03, first, in direct order to such scheduled repayments due on the next four Loan Repayment Dates occurring following such repayment and, second (to the extent of any balance), on a pro rata basis among the repayments remaining to be made on each other Loan Repayment Date.
          2.06    Termination or Reduction of A Delayed Draw Commitments. The Company may, upon notice to the Administrative Agent, terminate the A Delayed Draw Commitments, or from time to time permanently reduce the A Delayed Draw Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. three Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the A Delayed Draw Commitments. Any reduction of the A Delayed Draw Commitments shall be applied, first, to the A-3 Delayed Draw Commitment of each A-3 Delayed Draw Lender according to its ratable amount of such A-3 Delayed Draw Commitments and second, in accordance with the request of the Company specified in such notice of termination or reduction of the A Delayed Draw Commitments (or, if not so specified, on a pro rata basis), to either the A-1 Delayed Draw Commitment of each A-1 Delayed Draw Lender according to its ratable amount of such A-1 Delayed Draw Commitments or to the A-2 Delayed Draw Commitment of each A-2 Delayed Draw Lender according to its ratable amount of such A-2 Delayed Draw Commitments. All fees accrued until the effective date of any termination of the A Delayed Draw Commitments shall be paid on the effective date of such termination.
          2.07    Repayment of Loans. The applicable Borrower shall repay to the A Lenders on the A Maturity Date the aggregate principal amount of A Loans made to such Borrower outstanding on such date. The Company shall repay to the B Closing Date Lenders on the B Maturity Date the aggregate principal amount of B Closing Date Loans made to the Company outstanding on such date.
          2.08    Interest.
          (a)      Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (b)      (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

          (ii)      If any amount (other than the principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
          (iii)     Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of any Loans then outstanding and all other outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
          (iv)     Interest accruing under this Section 2.08(b) shall be due and payable upon demand by any Lender.
          (c)      Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to Section 2.08(b) shall to the extent set forth therein be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          2.09   Fees.
          (a)     A-1 Delayed Draw Commitment Fee. The Company shall pay to the Administrative Agent for the account of each A-1 Delayed Draw Lender a commitment fee (the “A-1 Delayed Draw Commitment Fee”) equal to the Applicable Rate times the actual daily unused amount of the A-1 Delayed Draw Commitment of such Lender during the period from and including the Closing Date to but excluding the last day of the A-1 Delayed Draw Availability Period. Accrued A-1 Delayed Draw Commitment Fees shall be payable in arrears (A) on December 31, 2007, and (B) on the last day of the A-1 Delayed Draw Availability Period, commencing on the first such date to occur after the date hereof (without duplication), provided, that if such day is not a Business Day, the accrued A-1 Delayed Draw Commitment Fees shall be payable on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such A-1 Delayed Draw Commitment Fees shall be payable on the next preceding Business Day.
          (b)     A-2 Delayed Draw Commitment Fee. The Company shall pay to the Administrative Agent for the account of each A-2 Delayed Draw Lender a commitment fee (the “A-2 Delayed Draw Commitment Fee”) equal to the Applicable Rate times the actual daily unused amount of the A-2 Delayed Draw Commitment of such Lender during the period from and including the Closing Date to but excluding the last day of the A-2 Delayed Draw Availability Pe-

riod. Accrued A-2 Delayed Draw Commitment Fees shall be payable in arrears (A) on December 31, 2007, and (B) on the last day of the A-2 Delayed Draw Availability Period, commencing on the first such date to occur after the date hereof (without duplication), provided, that if such day is not a Business Day, the accrued A-2 Delayed Draw Commitment Fees shall be payable on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such A-2 Delayed Draw Commitment Fees shall be payable on the next preceding Business Day.
          (c)      A-3 Delayed Draw Commitment Fee. The Company shall pay to the Administrative Agent for the account of each A-3 Delayed Draw Lender a commitment fee (the “A-3 Delayed Draw Commitment Fee”) equal to the Applicable Rate times the actual daily unused amount of the A-3 Delayed Draw Commitment of such Lender during the period from and including the Closing Date to but excluding the last day of the A-3 Delayed Draw Availability Period. Accrued A-3 Delayed Draw Commitment Fees shall be payable in arrears (A) on December 31, 2007, and (B) on the last day of the A-3 Delayed Draw Availability Period, commencing on the first such date to occur after the date hereof (without duplication), provided, that if such day is not a Business Day, the accrued A-3 Delayed Draw Commitment Fees shall be payable on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such A-3 Delayed Draw Commitment Fees shall be payable on the next preceding Business Day.
          (d)      Other Fees. The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
          2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank, N.A.’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          2.11    Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any

Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          2.12    Payments Generally; Administrative Agent’s Clawback.
          (a)      General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable amount of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (b)      (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans (which payment, for the avoidance of doubt, shall be in lieu of any other interest (other than interest at the Default Rate, if applicable) relating to such portion of the relevant Borrowing). If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Bor-

rower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (ii)      Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
          (c)      Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (d)      Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
          (e)      Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          2.13   Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that the provisions of this Section shall not be construed to apply to (x) any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
          Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
          3.01   Taxes.
          (a)      Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of, and without reduction or withholding for, any Indemnified Taxes or Other Taxes, provided that if the applicable Loan Party or the Administrative Agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party or the Administrative Agent shall make such deductions and (iii) the applicable Loan Party or the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b)      Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c)      Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative

Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d)     Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e)     Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or from which payments are made to such Foreign Lender, or under any treaty to which any such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent (provided the Administrative Agent shall be under no obligation to so request), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Any Lender’s obligation under the prior sentence when a Borrower is a Foreign Obligor or when the withholding tax in question is not a U.S. federal withholding tax, shall apply only if the Company has made a request for such documentation. Each Lender shall promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction. In addition, any Lender, if requested by the Company or the Administrative Agent (provided the Administrative Agent shall be under no obligation to so request), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent (provided the Administrative Agent shall be under no obligation to so request) as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent) only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:
      (i)     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
      (ii)     duly completed copies of Internal Revenue Service Form W-8ECI,
      (iii)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) such Foreign Lender is not a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, (C) any interest payment received by such Foreign Lender hereunder or under any other Loan Document is not effectively connected with the conduct of a trade or business in the United States, or (D) such Foreign Lender is not a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
      (iv)     any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
          (f)      Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Borrower or any other Person.
          3.02   Illegality. If any Lender determines that any Requirements of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in Dollars, or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

          3.03   Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
          3.04   Increased Costs.
          (a)      Increased Costs Generally. If any Change in Law shall:
      (i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);
      (ii)       subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);
      (iii)      result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
      (iv)      impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or any Loan in the case of clause (a)(ii) above), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to any Eurocurrency Rate Loan (whether of principal, interest or any other amount), then, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b)      Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c)      Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that neither Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
          3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
      (a)      any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
      (b)      any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower;
      (c)      [reserved]; or
      (d)      any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay or cause the U.S. Borrower to pay any customary administrative fees charged by such Lender in connection with the foregoing.
          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.05 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that neither Borrower shall be required to compensate a Lender pursuant to this Section 3.05 for any loss, cost or expense incurred more than nine months prior to the date that such Lender notifies the Company of the act or omission giving rise to such loss, cost or expense and such Lender’s intention to claim compensation therefor.
          For purposes of calculating amounts payable by the Company (or the U.S. Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
          3.06    Mitigation Obligations; Replacement of Lenders; Certificates.
          (a)       Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, or take other steps, if, in the judgment of such Lender, such designation or assignment or steps (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay, or to cause the U.S. Borrower to pay, within 10 days of the request therefor, all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b)       Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or there occurs any prepayment or conversion of its Loans under Section 3.02, the Company may replace such Lender in accordance with Section 10.13.
          (c)       Certificates for Reimbursement. A certificate of a Lender setting forth the basis for and a calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of Section 3.04 or Section 3.05 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the U.S. Borrower to pay) such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          3.07   Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
          4.01   Conditions of Initial Credit Extension. The obligation of each Lender to make the initial Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:
      (a)      The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (as applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
           (i)     executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;
           (ii)     Notes executed by the Borrowers in favor of each Lender requesting Notes;
           (iii)     the certificate of incorporation (or comparable document) of each Loan Party certified by the Secretary of State (or comparable public official) of its jurisdiction of organization (or, if any such Person is organized under the laws of any jurisdiction outside the United States, such other evidence as the Administrative Agent may request to establish that such Person is duly organized and existing under the laws of such jurisdiction), together with an English translation thereof (if appropriate);
           (iv)    to the extent such jurisdiction has the legal concept of a corporation being in good standing and a Governmental Authority in such jurisdiction issues any evidence of such good standing, a Certificate of Good Standing (or comparable certificate) for each Loan Party certified by the Secretary of State (or comparable public official) of its jurisdiction of organization (or, if any such Person is organized under the laws of any jurisdiction outside the United States, such other evidence as the Administrative Agent may request to establish that such Person is duly qualified to do business and in good standing under the laws of such jurisdiction), together with an English translation thereof (if appropriate);

           (v)    a certificate of the secretary or an assistant secretary (or comparable officer) or a director of each Loan Party certifying (a) that attached thereto is a true and correct copy of the by-laws (or comparable document) of such Loan Party as in effect (or, if any such Loan Party is organized under the laws of any jurisdiction outside the United States, any comparable document provided for in the respective corporate laws of that jurisdiction), (b) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of such Loan Party (or other comparable enabling action) and continuing in effect, which (i) authorize the execution, delivery and performance by such Person of the Loan Documents to be executed by such Person and the consummation of the transactions contemplated thereby and (ii) designate the officers, directors and attorneys authorized so to execute, deliver and perform on behalf of such Person and (c) that there are no proceedings for the dissolution or liquidation of such Person, together with a certified English translation thereof (if appropriate);
           (vi)   a certificate (which may be combined with the certificate set forth in clause (v) above) of the secretary or an assistant secretary (or comparable officer) or a director of each Loan Party certifying the incumbency, signatures and authority of the officers, directors and attorneys of such Person authorized to execute, deliver and perform the Loan Documents to be executed by such Person, together with a certified English translation thereof (if appropriate);
           (vii)    favorable written opinions from each of the following counsel for the Borrowers and FIL’s Subsidiaries, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance satisfactory to the Administrative Agent:
(1)	Curtis, Mallet-Prevost, Colt & Mosle LLP, U.S. counsel for FIL and its Subsidiaries;

(2)	Paul, Chong & Nathan, Malaysian (including Labuan) counsel for FIL and its Subsidiaries;

(3)	Allen & Gledhill, Singapore counsel for FIL and its Subsidiaries;

(4)	Muhammad R C Uteem LLM TEP, Mauritius counsel for FIL and its Subsidiaries;

(5)	Heenan Blaikie LLP, Canadian counsel for FIL and its Subsidiaries; and

(6)	Nagy És Trócsányi, Hungarian counsel for FIL and its Subsidiaries;
           (viii)   a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
           (ix)    a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Section 4.01(e) and Section 4.02(a) have been satisfied, (B) no Acquired Business Material Adverse Effect has occurred and (C) the current Debt Ratings;
           (x)    evidence that (1) the Solectron Credit Agreement has been or concurrently with the Closing Date is being terminated and all letters of credit thereunder cancelled or defeased in a manner satisfactory to the Administrative Agent, (2) all Liens securing obligations under such credit agreements have been or concurrently with the Closing Date are being released and (3) arrangements satisfactory to the Administrative Agent relating to the Notes Repayments have been made;
           (xi)    evidence satisfactory to the Administrative Agent that the Obligations (to the extent constituting principal and interest) are “Designated Senior Debt” for purposes of and as defined in each of the Subordinated Indentures;
           (xii)   the executed copy of the Acquisition Agreement and all other related documentation (without amendment, modification or waiver thereof which is adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior consent of the Lenders);
           (xiii)   true correct and complete copies of the Financial Statements, Closing Date Pro Forma Consolidated Balance Sheet and Projections referred to in Section 5.09; and
           (xiv)  such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
     (b)     Any fees required to be paid on or before the Closing Date shall have been paid.
     (c)     Unless waived by the Administrative Agent and subject to the Fee Letter, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

      (d)      Evidence that the Closing Date Transaction shall have been consummated substantially concurrently with the Closing Date on the terms set forth in the Acquisition Agreement (without amendment, modification or waiver thereof which is adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior consent of the Lenders).
      (e)      The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be (A) in the case of representations and warranties that are qualified as to materiality, true and correct, and (B) in the case of representations and warranties that are not qualified as to materiality, true and correct in all material respects, in each case on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct or true and correct in all material respects, as the case may be, as of such earlier date; provided that (x) the representations and warranties contained in Section 5.09 shall be deemed to refer to the most recent Financial Statements furnished pursuant to subsections (a) and (b) of Section 6.01 and (y) the accuracy of the representation and warranty set forth in Section 5.19(a) shall not be a condition precedent to the funding of any Loans.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.02   Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
      (a)      No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.
      (b)      The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the condition specified in Section 4.02(a) has been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
          Except as otherwise provided in Section 5.21, each Borrower represents and warrants to the Administrative Agent and the Lenders as of the Closing Date after giving effect to the Closing Date Transactions and as of each Delayed Draw Borrowing Date that:
          5.01     Due Incorporation, Qualification, Etc. Each Loan Party and each Significant Subsidiary (i) is duly organized, validly existing and, in any jurisdiction in which such legal concept is applicable, in good standing under the laws of its jurisdiction of organization, (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and (iii) is duly qualified and licensed to do business as a foreign entity in each jurisdiction where the failure to be so qualified or licensed is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
          5.02     Authority. The execution, delivery and performance by each of the Borrowers and each Guarantor of each Loan Document executed, or to be executed, by such Person and the consummation of (x) the transactions contemplated thereby and (y) the Transactions (i) are within the power of such Person and (ii) have been duly authorized by all necessary actions on the part of such Person.
          5.03     Enforceability. Each Loan Document executed, or to be executed, by each of the Borrowers and each Guarantor has been, or will be, duly executed and delivered by such Person and constitutes, or when executed will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
          5.04     Non-Contravention. The execution and delivery by each of the Borrowers and each Guarantor of the Loan Documents executed by such Person and the performance and consummation of the transactions contemplated thereby, and the consummation of the Transactions, do not (i) violate any material Requirement of Law applicable to such Person, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of such Person or (iii) result in the creation or imposition of any material Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Person.
          5.05     Approvals. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including the shareholders of any Person) is required in connection with the execution and delivery of the Loan Documents executed by each of the Borrowers and each Guarantor and the performance or consummation of the transactions contemplated thereby and the Transactions, except such as (i) have been made or obtained and are in full force and effect or (ii) are being made or obtained in a timely manner and once made or obtained will be in full force and effect.

          5.06     No Violation or Default. Neither any Borrower nor any of FIL’s Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person, where, in each case or in the aggregate, such violation or default is reasonably and substantially likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither any Borrower nor any of FIL’s Subsidiaries (A) has violated any Environmental Laws, (B) to the knowledge of any Borrower or any of FIL’s Subsidiaries, has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or, to the knowledge of any Borrower or any of FIL’s Subsidiaries, is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. No Default has occurred and is continuing.
          5.07     Litigation. No actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of any Borrower, threatened against any Borrower or any of FIL’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which, based upon the written advice of such Person’s outside legal counsel, is reasonably likely to be determined adversely and if so adversely determined is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Except as set forth on Schedule 5.07, no actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of any Borrower, threatened against any Borrower or any of FIL’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which seeks to enjoin, either directly or indirectly, the execution, delivery or performance by any Borrower or any Guarantor of the Loan Documents or the transactions contemplated thereby.
          5.08     Title; Possession Under Leases. Each Borrower and each of FIL’s Subsidiaries own and have good and valid title, or a valid leasehold interest in, all their respective material properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement (whether or not then in effect) since the date of such Financial Statements) and all respective material assets and properties acquired by such Borrower and FIL’s Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement (whether or not then in effect) since such date). Such assets and properties are subject to no Lien, except for Permitted Liens.
          5.09     Financial Statements.
          (a)        The consolidated Financial Statements of FIL and its Subsidiaries which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of FIL and its Subsidiaries, which have been maintained in accordance with good business practice, (ii) have been prepared in conformity with GAAP and (iii) fairly present in all material respects the financial conditions and results of operations of FIL and its Subsidiaries as of the dates thereof and for the periods covered thereby. Neither FIL nor any of its Subsidiaries has any Contingent Obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed or reflected in the Financial Statements of FIL dated

June 29, 2007, furnished by FIL to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) or except as permitted under Article VII of this Agreement.
          (b)       The consolidated Financial Statements of the Acquired Business which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of the Acquired Business and its Subsidiaries, which have been maintained in accordance with good business practice, (ii) have been prepared in conformity with GAAP and (iii) fairly present in all material respects the financial conditions and results of operations of the Acquired Business and its Subsidiaries as of the dates thereof and for the periods covered thereby. Neither the Acquired Business nor any of its Subsidiaries has any Contingent Obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed or reflected in the Financial Statements of the Acquired Business dated June 1, 2007, furnished by FIL to the Administrative Agent prior to the date hereof or except as permitted under Article VII of this Agreement.
          (c)       The pro forma consolidated balance sheet of FIL as of June 29, 2007, after giving effect to the Closing Date Transaction, which has been prepared based on the consolidated balance sheet of FIL as of June 29, 2007 and financial information of the Acquired Business as of June 1, 2007 (the “Closing Date Pro Forma Consolidated Balance Sheet”) has been prepared in good faith by FIL, based on the assumptions stated therein (which assumptions are believed by FIL on the date hereof and on the Closing Date to be reasonable), is based on the best information available to the Loan Parties as of the date of delivery thereof and presents fairly in all material respects the pro forma consolidated financial position of the Company as of such date, assuming that the Closing Date Transaction had occurred at such date.
          (d)       On and as of the Closing Date, the projections of FIL and its Subsidiaries for the period of Fiscal Year 2007 through and including Fiscal Year 2014 (the “Projections”) are based on good faith estimates made by the management of FIL based on assumptions believed to be reasonable when made, it being acknowledged and agreed that the Projections are not to be viewed as facts and the actual results during the period or periods covered thereby may differ from the projected results.
          5.10     Employee Benefit Plans.
          (a)       Based on the latest valuation of each Employee Benefit Plan that any Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of section 4001 of ERISA did not exceed the aggregate value of the assets of such plan, except to the extent not reasonably and substantially likely to have a Material Adverse Effect. Neither any Borrower nor any ERISA Affiliate has any material liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

          (b)     Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by any Borrower or any ERISA Affiliate of any material liability, fine or penalty, in each case except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Borrower or any ERISA Affiliate is legally valid and binding and is in all material respects in full force and effect, except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. As of the Closing Date, no Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit, other than routine claims for benefits under the Plan. Neither any Borrower nor any ERISA Affiliate nor, to the knowledge or any Borrower, any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code which would subject any Borrower or any ERISA Affiliate to any material tax, penalty or other liability, including a liability to indemnify.
          (c)     Neither any Borrower nor any ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan. Neither any Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under section 4201 of ERISA or as a result of a sale of assets described in section 4204 of ERISA. Neither any Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of section 4241 or section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under section 4041A of ERISA, in each case except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
          (d)     All employer and employee contributions required by any applicable Governmental Rule in connection with all Foreign Plans have been made, or, if applicable, accrued, in all material respects, in accordance with the country-specific or other applicable accounting practices. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions (if applicable) and valuations most recently used to determine employer contributions to such Foreign Plan, which actuarial assumptions are commercially reasonable viewed as a whole. Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Each Foreign Plan reasonably complies in all material respects with all applicable Governmental Rules.
          5.11     Other Regulations. No Borrower or any Material Subsidiary is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate

Commerce Act, any state public utilities code or any other Governmental Rule that limits its ability to incur Indebtedness of the type represented by the Obligations.
          5.12     Patent and Other Rights. Each Borrower and each of FIL’s Subsidiaries own, license or otherwise have the full right to use, under validly existing agreements, without known conflict with any rights of others, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, except such patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto which if not validly owned, licensed or used would not be reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
          5.13     Governmental Charges. Each Borrower and each of FIL’s Subsidiaries have filed or caused to be filed all material Tax returns, and, in material compliance with all applicable Requirements of Law, all reports and declarations which are required by any Governmental Authority to be filed by them (or, in each case, valid extensions thereof have been obtained). Each Borrower and each of FIL’s Subsidiaries have paid, or made adequate provision (in accordance with GAAP) for the payment of, all Taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness and have satisfied all of their respective Tax withholding obligations, except such Taxes, Governmental Charges, indebtedness or withholding obligations, if any, which are being contested in good faith and as to which if unpaid adequate reserves (determined in accordance with GAAP) have been provided or which are not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
          5.14     Margin Stock. No Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of any Loan will be used to purchase or carry any Margin Stock, or to extend credit to any Person for the purpose of purchasing or carrying any Margin Stock, in either case in a manner that violates or causes a violation of Regulations T, U or X of the FRB or any other regulation of the FRB.
          5.15     Subsidiaries, Etc.
          (a)       On the Closing Date, (i) Schedule 5.15(i), as of June 29, 2007 (without giving effect to the Acquisition), sets forth each of the Company’s Significant Subsidiaries and Material Subsidiaries, its jurisdiction of organization, the percentages of shares owned directly or indirectly by the Company and whether the Company owns such shares directly or, if not, the Subsidiary of the Company that owns such shares and (ii) Schedule 5.15(ii) sets forth an organizational chart of the Acquired Business and its Subsidiaries as of July 31, 2007, which, to the Company’s knowledge, is true and correct in all material respects.
          (b)       After the Closing Date, Schedule 5.15(i), as updated on a quarterly basis and following any Material Subsidiary Recalculation Event by the Borrowers in a written notice to the Administrative Agent no later than the date set forth in Section 6.01(f)) sets forth each of FIL’s Significant Subsidiaries and Material Subsidiaries, its jurisdiction of organization, the per-

centages of shares owned directly or indirectly by FIL and whether FIL owns such shares directly or, if not, the Subsidiary of FIL that owns such shares.
          5.16     Solvency, Etc. Each of the Borrowers, each Guarantor and each Material Subsidiary is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, will be Solvent.
          5.17     Senior Debt. The Obligations (to the extent constituting principal and interest) constitute “Designated Senior Debt” for the purposes of and as defined in each Subordinated Indenture.
          5.18     No Withholding, Etc. Except as otherwise disclosed by a Borrower to the Administrative Agent from time to time (which the Administrative Agent will deliver to the Lenders), no Borrower has actual knowledge (i) of any requirement under any Governmental Rule to make any deduction or withholding of any nature whatsoever from any payment required to be made by any Loan Party hereunder or under any other Loan Document or (ii) that either this Agreement or any of the other Loan Documents is subject to Other Taxes.
          5.19     No Material Adverse Effect; No Acquired Business Material Adverse Effect.
          (a) Since March 31, 2007, no event has occurred and no condition exists which, alone or in the aggregate, (i) has had (and continues to have) or (ii) is reasonably and substantially likely to have a Material Adverse Effect.
          (b) As of the Closing Date, no Acquired Business Material Adverse Effect has occurred or is continuing.
          5.20     Accuracy of Information Furnished. The Loan Documents and the other certificates, statements and information (excluding projections) furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrowers, the Guarantors and FIL’s Subsidiaries in connection with the Loan Documents and the transactions contemplated thereby, taken as a whole, as of the date furnished, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          5.21     Representations as to Foreign Obligors. The Company represents and warrants to the Administrative Agent and the Lenders, with respect to the Company and each Foreign Subsidiary that is at any time a Foreign Obligor, that:
      (a)       Such Foreign Obligor is subject to civil and commercial Requirements of Law with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Ob-

ligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of the courts or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
      (b)       The Applicable Foreign Obligor Documents are in all material respects in proper legal form under the Requirements of Law of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Requirements of Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar Tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or Tax as has been timely paid.
      (c)       There is no Tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except in either case as has been disclosed to the Administrative Agent.
      (d)       The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
          5.22     Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of each Subsidiary Guarantor that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 5.22. The true and correct unique identification number of the Company that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.22.

          5.23     Acquisition Agreement. The Company has furnished the Administrative Agent with true and correct copies of the Acquisition Agreement and all other material agreements, documents and instruments, entered into or delivered in connection with the Acquisition (the “Acquisition Related Agreements”). Each of the Company and, to the Company’s knowledge, each other party to the Acquisition Agreement and the other Acquisition Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Acquisition Agreement and the other Acquisition Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Closing Date Transaction has been consummated (or is being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Acquisition Agreement. As of the Closing Date, the representations and warranties contained in the Acquisition Agreement or any other Acquisition Related Agreements by the Company or any other Loan Party or, to the Company’s knowledge, any other Person, shall have been true and correct in all material respects except for (A) any failure to be so true and correct which has not had and would not reasonably be excepted to have, individually or in the aggregate, a Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).
ARTICLE VI.
AFFIRMATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:
          6.01     Information. The Company shall deliver to the Administrative Agent (for distribution to the Lenders), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
      (a)       As soon as available and in no event later than 55 days after the last day of each fiscal quarter of FIL, a copy of the Financial Statements of FIL and its Subsidiaries (prepared on a consolidated basis) for such quarter and for the fiscal year to date, certified by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of FIL to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);
      (b)       (i) As soon as available and in no event later than 100 days after the close of each fiscal year of FIL, (A) copies of the audited Financial Statements of FIL (prepared on a consolidated basis) for such year, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and (B) copies of the unqualified opinions (or qualified opinions (other than a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) reasonably acceptable to the Administrative Agent) of such accountants, and (ii) if and when received from such accountants in connection with the annual audited Financial Statements of FIL (it being acknowledged and agreed that this clause (ii) imposes no obligation to so request or obtain such certificates), certificates of such accountants to the Administrative Agent stating that in making the examination necessary for their opinion they have reviewed this Agreement and have obtained no knowledge of any Default which has occurred and is continuing, or if, in the opinion of such accountants, a Default has occurred and is continuing, a statement as to the nature thereof;
     (c)       Contemporaneously with the quarterly and year-end Financial Statements required by the foregoing subsections (a) and (b), a Compliance Certificate executed by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of FIL, properly completed;
     (d)       As soon as possible and in no event later than five Business Days after any Responsible Officer of such Borrower knows of the occurrence or existence of (i) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan, (ii) any actual or threatened litigation or suits against any Borrower or any of FIL’s Subsidiaries involving potential monetary damages payable by any Borrower or FIL’s Subsidiaries of $50,000,000 or more alone or in the aggregate, (iii) any other event or condition which is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, (iv) any Default or (v) any event of the type described in Section 8.01(f) or (g) with respect to any Subsidiary, so long as such Subsidiary is determined at the time of such event to be a Significant Subsidiary, the statement of the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of such Borrower setting forth details of such event, condition or Default and the action which such Borrower proposes to take with respect thereto;
     (e)       Promptly after they are sent, made available or filed, copies of (i) all registration statements and reports filed by any of the Borrowers or any of FIL’s Subsidiaries with the SEC (including all 10-Q, 10-K and 8-K reports) and (ii) all reports, proxy statements and financial statements sent or made available by any of the Borrowers or any of FIL’s Subsidiaries to its public security holders;
     (f)       As soon as possible and in no event later than 55 days after the last day of each fiscal quarter (or 100 days in the case of the last fiscal quarter of each fiscal year), or 55 days after the date of any Material Subsidiary Recalculation Event (including, for the avoidance of doubt, the Acquisition) that would result in an additional Material Subsidiary (based on the Pro Forma MS Test as applied as of such date), written notice of (i) any new Significant Subsidiary acquired or established during such quarter (or as a result of such Material Subsidiary Recalculation Event) or any other change in the information set forth in Schedule 5.15(i) during such quarter, (ii) each Subsidiary of FIL that has become a Material Subsidiary during such quarter (or as a result of such Material Subsidiary Recalculation Event) and indicating for each such new Material Subsidiary whether such

Material Subsidiary is an Eligible Material Subsidiary or Ineligible Material Subsidiary and if the latter, the reason it is an Ineligible Material Subsidiary, and (iii) each Subsidiary that may have previously been an Ineligible Material Subsidiary but which became an Eligible Material Subsidiary during such quarter;
     (g)       Promptly after any Borrower changes its legal name or the address of its chief executive office, written notice setting forth such Borrower’s new legal name and/or new address;
     (h)       Promptly, a copy of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating;
     (i)       Promptly, notice of the occurrence of any Material Subsidiary Recalculation Event; and
     (j)       Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of such Borrower or FIL’s Subsidiaries, and compliance by such Borrower with the terms of this Agreement and the other Loan Documents as Administrative Agent on behalf of itself or one or more Lenders may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access, including the SEC’s EDGAR website, any commercial, third-party website or any website sponsored by the Administrative Agent; provided that: (i) the Company shall, if requested, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall use commercially reasonable efforts to notify the Administrative Agent and each requesting Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent (it being acknowledged that electronic delivery thereof pursuant to Section 10.02 shall be permitted). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          Each Borrower hereby acknowledges that (1) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
          6.02     Books and Records. Each Borrower and FIL’s Subsidiaries shall at all times keep proper books of record and account which shall be complete and correct in all material respects in accordance with GAAP; provided that, with respect to any Subsidiary acquired by FIL or its Subsidiaries after the Closing Date pursuant to a stock purchase or merger transaction (other than (a) a Person that is merged with or into a Subsidiary of FIL that owned assets (other than de minimis assets necessary to create an acquisition vehicle) immediately prior to such merger) and (b) a Pro Forma Calculation Subsidiary), such Subsidiary shall only be required to (i) keep proper books of record and account which shall be complete and correct in all material respects in accordance with GAAP in respect of transactions occurring after the date of such acquisition, and (ii) from and after the date that is the first day of the first fiscal year of FIL that follows the date of such acquisition by more than three months, keep proper books of record and account in respect of all other matters which shall be complete and correct in all material respects in accordance with GAAP.
          6.03     Inspections. Each Borrower and FIL’s Subsidiaries shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of such Borrower and FIL’s Subsidiaries, to examine the books and records of such Borrower and FIL’s Subsidiaries and make copies thereof and to discuss the affairs, finances and business of such Borrower and FIL’s Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request (which visits and inspections shall be at the expense of the Administrative Agent (subject to reimbursement by the Lenders pursuant to Section 10.04(c)) or such Lender unless a Default has occurred and is continuing).

          6.04     Insurance. Each Borrower and FIL’s Subsidiaries shall (i) carry and maintain insurance of the types and in the amounts customarily carried from time to time during the term of this Agreement by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including fire, public liability, property damage and worker’s compensation, (ii) carry and maintain each policy for such insurance with financially sound insurers and (iii) deliver to the Administrative Agent from time to time, as the Administrative Agent may request, schedules setting forth all insurance then in effect.
          6.05     Taxes, Governmental Charges and Other Indebtedness. Each Borrower and FIL’s Subsidiaries shall promptly pay and discharge when due (i) all Taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Borrower or FIL’s Subsidiaries and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness, which in each case, alone or in the aggregate, if unpaid, is reasonably and substantially likely to have a Material Adverse Effect, except such Taxes, Governmental Charges or Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case adequate reserves are maintained in accordance with GAAP.
          6.06     Use of Proceeds. The Borrowers shall use the proceeds of the Closing Date Loans to consummate the Acquisition and the Closing Date Refinancing and to pay all fees and expenses in connection therewith. The Borrowers shall use the proceeds of the Delayed Draw Loans to consummate the Notes Repayments and to pay fees and expenses incurred in connection therewith and for the other purposes specified in Section 2.01.
          6.07     General Business Operations. Each of FIL and its Subsidiaries shall (i) preserve and maintain its existence and all of its rights, privileges and franchises reasonably necessary to the conduct of the business of the Company and its Subsidiaries (as a whole), provided that (a) the Company and its Subsidiaries may dissolve, liquidate or terminate the existence of any Subsidiary of the Company possessing total assets of less than $50,000,000 or serving no continuing business purpose (each, an “Excluded Subsidiary”), in either case as determined by the board of directors of the Company or such Subsidiary in its good faith reasonable discretion, (b) neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company and its Subsidiaries (taken as a whole) or the Lenders, and (c) the foregoing shall not prohibit the consummation of any sale, transfer or disposition of assets otherwise permitted under Section 7.03 or any merger or consolidation otherwise permitted under Section 7.04, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; except, in the case of clauses (ii) and (iii), where any failure is not reasonably likely (alone or in the aggregate) to have a Material Adverse Effect.

          6.08     Pari Passu Ranking. Subject to applicable law, each Loan Party shall take, or cause to be taken, all actions necessary to ensure that the Obligations of the Borrowers and such Loan Party are and continue to rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of such Loan Party.
          6.09     Designated Senior Debt. The Company shall take all additional actions that may be necessary for the Obligations (to the extent constituting principal and interest) to continue at all times to constitute “Designated Senior Debt” or otherwise to be entitled to all the benefits of being “senior debt” under each Subordinated Indenture.
          6.10     PATRIOT Act. Promptly following a request therefor, each Borrower shall provide all documentation and other information that a Lender reasonably requests in order to comply with such Lender’s ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (known as the USA PATRIOT Act) (the “Act”), provided that any Lender requesting documentation or other information under this Section 6.10 shall provide any relevant supporting documentation reasonably requested by any Borrower responding to such request. Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
          6.11     Guarantors.
          (a)       Promptly after any Person (x) is required by Section 6.01(f) to be disclosed as an Eligible Material Subsidiary (and in any event within 30 days thereafter), or (y) becomes a Guarantor (as defined in the Revolving Credit Agreement) or a Borrower (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, the Company, in each case, shall cause such Person to (i) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv), (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) of this Section 6.11(a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
          (b)     (i) Upon and no later than 30 days after the delivery to the Administrative Agent of the annual Financial Statements and accompanying Compliance Certificate pursuant to Section 6.01(b) and (c), in relation to any Subsidiary Guarantor that has ceased to be a Material Subsidiary as of the end of such fiscal year, or (ii) upon and no later than 30 days after the Company receives notice that a Subsidiary Guarantor has become an Ineligible Material Subsidiary by virtue of the satisfaction of clause (a) or (b) of the definition of “Ineligible Material Subsidiary” solely due to a Change in Law after the date such Person became a Foreign Obligor here-

under and the Company is unable, with the exercise of commercially reasonable efforts, to restore such Subsidiary’s status as an Eligible Material Subsidiary (in either case, a “Releasable Subsidiary”), provided there exists no Default (other than a Subsidiary Guarantor that has become an Ineligible Material Subsidiary by virtue of clause (a) of the definition of “Ineligible Material Subsidiary,” which the Company is unable, with the exercise of commercially reasonable efforts, to resolve, as to which such proviso shall not apply), the Company may deliver to the Administrative Agent a duly executed certificate of a Responsible Officer of the Company, in the form of Exhibit J (“Guarantor Release Certificate”) and, upon the receipt of such certificate by the Administrative Agent, such Releasable Subsidiary shall thereupon cease to be a Subsidiary Guarantor, subject to the possible future application of Section 6.11(a). The Administrative Agent shall with reasonable promptness execute and deliver such reasonable release documentation (which shall contain appropriate representations and warranties by the Company as to the circumstances underlying such release transaction, but shall require no representation, warranty or other undertaking on the part of the Administrative Agent) as the Company may reasonably request to evidence the release and termination of the Subsidiary Guaranty as to such Releasable Subsidiary. No release of any Subsidiary Guarantor shall in any way modify, affect or impair the enforceability of the Subsidiary Guaranty in respect of any other Subsidiary Guarantor.
          6.12     Notes Repayments. Within 91 days following the Closing Date, the Borrowers shall have caused to be consummated the Notes Repayments, in each case in accordance with the terms of the indentures relating thereto (without waiver, modification or other agreement materially adverse to the Lenders).
          6.13     Company Notice. If any Solectron Convertible Senior Notes are then outstanding, within 30 days following the Closing Date, the Borrowers shall have caused the Acquired Business to distribute each Company Notice (as such term is defined in the indentures relating to the Solectron Convertible Senior Notes) to the holders of the Solectron Convertible Senior Notes, in each case in accordance with the terms of such indentures (without waiver, modification or other agreement materially adverse to the Lenders).
ARTICLE VII.
NEGATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:
          7.01     Indebtedness. None of the Borrowers or any of FIL’s Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for the following (“Permitted Indebtedness”):
          (a)       Indebtedness created under the Loan Documents;

     (b)       Indebtedness (including, for the avoidance of doubt, Indebtedness under the Revolving Credit Agreement) that is not secured by a Lien in any asset or property of any of the Borrowers or any of FIL’s Subsidiaries;
     (c)       (i) Indebtedness under Capital Leases (other than pursuant to sale-leaseback transactions) or under purchase money loans incurred by a Borrower or any of FIL’s Subsidiaries to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided that in each case (A) such Indebtedness is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (B) such Indebtedness does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed, and (ii) Indebtedness under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such Capital Leases or purchase money loans, provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith);
     (d)       Existing Secured Indebtedness, together with initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) thereof, provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith) and (ii) the other terms and provisions of any such refinancing with respect to maturity, redemption, prepayment, default and subordination are no less favorable in any material respect to Lenders than the Indebtedness being refinanced;
     (e)       Indebtedness of FIL or any of FIL’s Subsidiaries owing to any Borrower, any Guarantor or any Eligible Material Subsidiary;
     (f)       Indebtedness (including Capital Leases) under sale-leaseback transactions of fixed assets and under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such sale-leaseback transactions (provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith) in an aggregate amount outstanding not to exceed at any time for FIL and its Subsidiaries together $100,000,000;
     (g)     Indebtedness of a Person existing at the time such Person was acquired as a new Subsidiary by the Company or any of its Subsidiaries (whether by merger, consolidation, or otherwise) or assumed in connection with the acquisition of assets by the Company or any of its Subsidiaries from a Person, in each case other than to the extent such Indebtedness was created, incurred or assumed in contemplation of or in connection with the financing of such acquisition, and provided such Indebtedness (other than Indebted-

ness under the Solectron Notes) ceases to exist as to the Company and its Subsidiaries by a date no later than 180 days after the effective date of such acquisition; provided, further, that, with respect to Indebtedness under the Solectron Notes, the Company shall have complied with the provisions of Section 6.13; and
     (h)     Other Indebtedness that is secured by a Lien on any assets or property of any of the Borrowers or any of FIL’s Subsidiaries (which shall (x) include, for the avoidance of doubt, Indebtedness of the type described in subsection (f) of this Section in excess of $100,000,000 and Indebtedness of the type described in clause (g) of this Section which is not repaid within such 180 day period, but (y) exclude Indebtedness owing by any Borrower, Guarantor or Eligible Material Subsidiary to any other Subsidiary of FIL which is not a Borrower, Guarantor or Eligible Material Subsidiary, other than to the extent any such Indebtedness described in this clause (y) arises pursuant to one or more securitization arrangements which in the aggregate do not exceed $225,000,000 outstanding at any time), provided that the aggregate principal amount of all such other secured Indebtedness (excluding Indebtedness secured by cash or cash equivalents to the extent such cash or cash equivalents are proceeds of such Indebtedness) and secured Rate Contracts (whether or not constituting “Indebtedness”) outstanding during any fiscal quarter of FIL does not exceed the greater of (i) $750,000,000 or (ii) 10% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal quarter (or, if such date of determination is prior to the date for which consolidated Financial Statements for FIL and its Subsidiaries and the Acquired Business and its Subsidiaries are required to be available pursuant to Section 6.01(a) or (b), 10% of Consolidated Tangible Assets as determined by reference to the Closing Date Pro Forma Consolidated Balance Sheet), and provided, further, that for purposes of this Section 7.01 only, the “principal amount” of the obligations of any Person in respect of any Rate Contract at any time shall be in the maximum aggregate amount (giving effect to any netting agreements), if any, that such Person would be required to pay if such Rate Contract were terminated at such time.
          7.02     Liens. None of the Borrowers or any of FIL’s Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of their assets or property of any character, whether now owned or hereafter acquired, except for the following Liens (“Permitted Liens”):
     (a)     Liens that secure only Indebtedness which constitutes Permitted Indebtedness under subsections (c) (but only to the extent such Liens are on the assets so financed, the proceeds thereof and any improvements thereon), (d), (e), (f) or (h) of Section 7.01 and Liens that secure Rate Contracts that do not constitute Indebtedness, provided that the aggregate principal amount of Indebtedness that constitutes Permitted Indebtedness under Section 7.01(h) and secured Rate Contracts that do not constitute Indebtedness shall not exceed the amount set forth in Section 7.01(h);
     (b)     Liens in favor of any of the Borrowers, any Eligible Material Subsidiary or any Guarantor on all or part of the assets of Subsidiaries of any Borrower, any Eligible Material Subsidiary or any Guarantor securing Indebtedness owing by Subsidiaries of any of the Borrowers, any Eligible Material Subsidiary or any Guarantor, as the case may be, to any of the Borrowers or to such other Eligible Material Subsidiary or Guarantor;
     (c)     Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, services, materials or supplies in respect of obligations not overdue for a period of more than 60 days (taking into account applicable grace periods) or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;
     (d)     deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations and good faith deposits in connection with tenders, contracts or leases to which any Borrower or any of FIL’s Subsidiaries is a party or deposits or pledges to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds or other similar obligations;
     (e)     Liens of carriers, landlords, warehousemen, mechanics and materialmen, and other like Liens on properties which would not have a Material Adverse Effect and are in respect of obligations not overdue for a period of more than 60 days (taking into account applicable grace periods), or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;
     (f)     encumbrances on real property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s or lessee’s Liens under leases to which a Borrower or any of FIL’s Subsidiaries is a party (including Synthetic Lease Obligations), and other minor Liens or encumbrances none of which interferes materially with the use of the property, in each case which do not individually or in the aggregate have a Material Adverse Effect;
     (g)     Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents;
     (h)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (i)     (x) Liens arising out of cash management, netting or set off arrangements made between banks or financial institutions and FIL or any of its Subsidiaries in the ordinary course of business, or over any asset held with a clearing house, and (y) other Liens arising by operation of law or by agreement in favor of collecting or payor banks and other banks providing cash management services, in each case, having a right of set-

off, revocation, refund or chargeback against money or instruments of FIL or any of its Subsidiaries on deposit with or in possession of such bank to secure the payment of bank fees and other amounts owing in the ordinary course of business;
     (j)     Liens securing Indebtedness or other obligations on cash or cash equivalents to the extent such cash or cash equivalents represent proceeds from such Indebtedness or other obligations;
     (k)     rights of third parties in equipment or inventory consigned to or by, or otherwise owned by such third party and which is being stored on property owned or leased by, FIL or any of FIL’s Subsidiaries;
     (l)     Liens created pursuant to attachment, garnishee orders or other process in connection with pre-judgment court proceedings;
     (m)     precautionary Liens over assets securitized in connection with any securitization transaction permitted under Section 7.03;
     (n)     the interest of a licensor under any license of intellectual property in the ordinary course of business;
     (o)     Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar purchase agreements in respect of the disposition of such assets by the Company or its Subsidiaries;
     (p)     call arrangements, rights of first refusal and similar rights and customary reciprocal easements and other rights of use relating to (i) Investments in joint ventures, partnerships and the like, (ii) investments consisting of Equity Securities issued by suppliers and other venture capital or similar direct investments, (iii) ownership of undivided interests in assets subject to a joint ownership or similar agreement, or (iv) assets acquired in original equipment manufacturer divestiture transactions or other acquisitions and arising in favor of the original seller or transferor of such assets (or their respective Affiliates) pursuant to or in connection with master services, manufacturing services or supply arrangements entered into in connection therewith;
     (q)     Liens on any asset at the time the Company or any of its Subsidiaries acquired such asset and Liens on the assets of a Person existing at the time such Person was acquired by the Company or any of its Subsidiaries, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Subsidiaries; subject to the condition that (i) any such Lien may not extend to any other asset of the Company or any of its Subsidiaries; (ii) any such Lien shall not have been created in contemplation of or in connection with the transaction or series of transactions pursuant to which such asset or Person was acquired by the Company or any of its Subsidiaries; and (iii) any such Lien is released no later than 180 days after the effective date of such acquisition;

      (r)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
      (s)       purchase money Liens upon or in any real property or equipment acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; and
      (t)       Liens not otherwise permitted under this Section 7.02, provided that the aggregate fair market value of all assets subject to such Liens does not at any time exceed $75,000,000.
          7.03   Asset Dispositions. None of the Borrowers or any of FIL’s Subsidiaries shall sell, lease, transfer or otherwise dispose of any of their assets or property, whether now owned or hereafter acquired, except as follows:
      (a)      At any time that the Debt Rating is greater than or equal to BB+ by S&P and Ba1 by Moody’s (such time, “Enabling Period”), such Persons may sell, lease, transfer or otherwise dispose of (i) assets and property for fair market value (provided that for this purpose the sale of accounts receivable pursuant to a securitization arrangement may be sold for not less than 95% of face value); (ii) assets and property pursuant to distributions and dividends permitted by Section 7.06; (iii) assets or property to any Borrower or any Wholly-Owned Subsidiary of FIL from any other Borrower or any other Subsidiary of FIL; (iv) damaged, obsolete or worn-out assets and scrap in the ordinary course of business; and (v) duplicative or excess assets existing as a result of acquisitions otherwise permitted pursuant to Section 7.04 and excess assets resulting from a restructuring not otherwise prohibited hereunder; and
      (b)     At any time that is not during an Enabling Period, such Persons may sell, lease, transfer or otherwise dispose of:
           (i)     assets or property in the ordinary course of business for fair market value;
           (ii)     accounts receivable in securitization or financing transactions, provided that the aggregate outstanding balance of accounts receivable so sold by the Borrowers and FIL’s Subsidiaries together and outstanding at any time shall not exceed 30% of the aggregate outstanding balance of accounts receivable of FIL and FIL’s Subsidiaries at such time, provided, however, that the Borrowers and FIL’s Subsidiaries shall not be in default of this clause (ii) upon the termination of an Enabling Period if, as a result of sales of accounts receivable during such Enabling Period, the outstanding balance of accounts receivable so sold by the Borrowers and FIL’s Subsidiaries exceeds 30% of the then aggregate outstanding balance of accounts receivable of FIL and its Subsidiaries;
        (iii)     (A) duplicative or excess assets existing as a result of transactions otherwise permitted pursuant to Section 7.04, provided that in each case the aggregate amount of any such duplicative or excess assets sold or transferred in any fiscal year (excluding sales or transfers during an Enabling Period) does not exceed (together with the aggregate amount of assets sold or transferred pursuant to clause (B) of this subsection (b)(iii)) 5% of all fixed assets (net of depreciation) held by FIL and its Subsidiaries (including, for the avoidance of doubt, the Acquired Business and its Subsidiaries) as of the end of the most recent fiscal quarter for which Financial Statements have been delivered hereunder (or, if such date of determination is prior to the date for which consolidated Financial Statements for FIL and its Subsidiaries and the Acquired Business and its Subsidiaries are required to be available pursuant to Section 6.01(a) or (b), 5% of all fixed assets (net of depreciation) held by the Company and its Subsidiaries as determined by reference to the Closing Date Pro Forma Consolidated Balance Sheet), and (B) duplicative or excess assets existing as a result of a restructuring of the businesses of FIL or its Subsidiaries not otherwise prohibited hereunder, provided that in each case the aggregate amount of any such duplicative or excess assets sold or transferred in any fiscal year (excluding sales or transfers during an Enabling Period) does not exceed 1% of all fixed assets (net of depreciation) held by FIL and its Subsidiaries as of the end of the immediately preceding fiscal quarter;
        (iv)     damaged, obsolete or worn-out assets and scrap, in each case in the ordinary course of business;
        (v)     assets or property to any Borrower or any Subsidiary of FIL from any other Borrower or any Subsidiary of FIL;
        (vi)     dispositions of Investments permitted under Section 7.05 consisting of cash equivalents and marketable securities for a purchase price that is not less than fair market value of the Investments being sold;
        (vii)     fixed assets sold and leased back by FIL or its Subsidiaries for fair market value in a transaction not otherwise prohibited hereunder, provided such assets were first acquired by FIL or its Subsidiaries no earlier than 180 days prior to the date of such sale-leaseback;
        (viii)     sales and other dispositions of Non-Core Assets for fair market value;
        (ix)     sales and other dispositions of assets or Investments not constituting Non-Core Assets for fair market value, excluding sales or other dispositions during an Enabling Period, in an aggregate amount not to exceed in any fiscal year 10% of the total assets of FIL and its Subsidiaries at the end of the immediately preceding fiscal year (or, if such date of determination is prior to the date for which consolidated Financial Statements for FIL and its Subsidiaries and the Acquired Business and its Subsidiaries are required to be available pursuant to Section 6.01(b), 10% of the total assets of FIL and its Subsidiaries (including, for the avoidance of doubt, the Acquired Business and its Subsidiaries) determined by reference to the Closing Date Pro Forma Consolidated Balance Sheet); and
     (x)    assets and property pursuant to distributions and dividends permitted by Section 7.06.
        7.04    Mergers, Acquisitions, Etc. None of the Borrowers or any of FIL’s Subsidiaries shall amalgamate or consolidate with or merge into any other Person or permit any other Person to amalgamate or merge into them, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:
     (a)     The Borrowers and FIL’s Subsidiaries may amalgamate or merge with each other and with any other Person permitted to be acquired as a new Subsidiary under clause (b) below, provided that (A) (1) in any such amalgamation or merger involving any Borrower, such Borrower is the surviving Person and (2) in any such amalgamation or merger involving a Guarantor, the surviving Person is an Eligible Material Subsidiary and becomes a Guarantor by executing and delivering such documents of assumption, and related certificates and legal opinions as the Administrative Agent may reasonably request, and (B) in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such amalgamation or merger;
     (b)     The Borrowers and FIL’s Subsidiaries may acquire any Person as a new Subsidiary or all or substantially all of the assets of any Person or line of business or division of any Person, provided that:
           (i)     No Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition;
           (ii)     Such Person (or line or division) is not primarily engaged in any business substantially different from (1) the present business of the Company or any Subsidiary (other than any such acquired Subsidiary) or (2) any business reasonably related or ancillary thereto; and
           (iii)     In the case of an acquisition of a Person as a new Subsidiary, the Borrowers or FIL’s Subsidiaries possess the power to direct or cause the direction of the management and policies of such Person; and
     (c)     Any of FIL’s Subsidiaries may amalgamate or consolidate with or merge into any other Person or permit any other Person to merge into them in connection with a sale, transfer or other disposition of assets permitted under Section 7.03 or in connection with a joint venture Investment permitted under Section 7.05, provided that to the extent any Loan Party is a party to any such joint venture, such Loan Party shall be the surviving entity.
          7.05   Investments. During any time that is not an Enabling Period, none of the Borrowers or any of FIL’s Subsidiaries shall make any Investment, except for the following:
      (a)      Investments, other than Investments in joint ventures or non-Wholly-Owned Subsidiaries, permitted by the investment policy of FIL set forth in Schedule 7.05 or, if any changes to the investment policy of FIL are hereafter duly approved by the Board of Directors of FIL, in any subsequent investment policy which is the most recent investment policy delivered by FIL to Administrative Agent with a certificate of FIL’s chief financial officer to the effect that such investment policy has been duly approved by FIL’s Board of Directors and is then in effect;
      (b)      Investments listed in Schedule 7.05 committed on the Closing Date;
      (c)      Investments received by the Borrowers and FIL’s Subsidiaries in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
      (d)      Investments by FIL or its Subsidiaries in FIL or Wholly-Owned Subsidiaries of FIL;
      (e)      Investments consisting of loans to employees and officers for travel, housing, relocation and other similar expenses incurred in the ordinary course of business;
      (f)      Investments of the Borrowers and FIL’s Subsidiaries in interest rate protection, currency swap and foreign exchange arrangements, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;
      (g)      Deposit accounts;
      (h)      Investments permitted by Section 7.04, other than joint venture Investments and Investments in Subsidiaries that are not Wholly-Owned Subsidiaries;
      (i)      Investments made as a result of (i) the receipt of non-cash consideration from an asset disposition permitted under Section 7.03 or (ii) a retained interest in any asset disposed of in a transaction permitted under Section 7.03 (and any increases in any such Investments under clauses (i) and (ii) above); and
      (j)      Other Investments (including joint venture Investments and Investments in Subsidiaries that are not Wholly-Owned Subsidiaries), provided that:
           (i)     No Default has occurred and is continuing on the date of, or will result after giving effect to, any such Investment; and

            (ii)     The aggregate consideration paid by the Borrowers and FIL’s Subsidiaries for all such Investments pursuant to this clause (j) in any fiscal year (without duplication) does not exceed the sum of (1) 10% of the total assets of FIL and its Subsidiaries at the end of the immediately preceding fiscal quarter (or, if such date of determination is prior to the date for which consolidated Financial Statements for FIL and its Subsidiaries and the Acquired Business and its Subsidiaries are required to be available pursuant to Section 6.01(a) or (b), 10% of the total assets of FIL and its Subsidiaries (including, for the avoidance of doubt, the Acquired Business and its Subsidiaries) as determined by reference to the Closing Date Pro Forma Consolidated Balance Sheet), plus (2) 75% of the Net Proceeds received from the issuance by FIL of any Equity Securities of the type described in clause (a) of the definition of “Equity Securities” during calendar year 2007 or thereafter.
For the avoidance of doubt, during an Enabling Period the limitations on Investments contained in this Section 7.05 shall not apply.
          7.06   Dividends, Redemptions, Etc. None of the Borrowers or any of FIL’s Subsidiaries shall (i) pay any dividends or make any distributions (whether in cash, securities or other property) on its Equity Securities, including any payment to a sinking fund or similar deposit, (ii) purchase, redeem, retire, defease, cancel, terminate, or otherwise acquire for value any of its Equity Securities, or (iii) return any capital to any holder of its Equity Securities as such, or set apart any sum for any of the foregoing purposes, except as follows:
      (a)      Any of the Borrowers or any of FIL’s Subsidiaries may pay dividends or make distributions on, or make exchanges of, its Equity Securities payable in such Person’s own Equity Securities;
      (b)      Any Subsidiary of FIL may pay dividends, make distributions (whether in cash, securities or other property) or return capital to, or repurchase, redeem, retire, defease, or otherwise acquire for value its Equity Securities from, the holders of such Subsidiary’s Equity Securities;
      (c)      FIL may pay dividends on its Equity Securities payable in cash or repurchase, redeem, retire, defease, or otherwise acquire for value its Equity Securities for cash, provided that, in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such payment or repurchase, redemption, retirement, defeasance or other acquisition;
      (d)      FIL and its Subsidiaries may make regularly scheduled payments of interest and principal on any Indebtedness which constitutes Equity Securities, and payments due upon the conversion of such Equity Securities, in accordance with the terms thereof, subject to the terms of any applicable subordination agreement; and
      (e)      Provided there exists no Default either before or after giving effect thereto, FIL and its Subsidiaries may make distributions (including dividends) in the form of Eq-

uity Securities of a Subsidiary or Subsidiaries the aggregate value of which distributions together shall not exceed $800,000,000 during the term hereof, provided that, for purposes of this clause (e), the aggregate value of any such distribution shall be deemed to be equal to the product of (A) the value of the assets of such Subsidiary (as shown on the Financial Statements of FIL most recently delivered pursuant to Section 6.01(a) or (b)) and (B) the percentage of the Equity Securities in such Subsidiary that were paid in such distribution.
          7.07   Change in Business. None of the Borrowers or any of FIL’s Subsidiaries shall engage to any material extent, either directly or indirectly, in any business substantially different from (i) their present business or (ii) any business reasonably related or ancillary thereto.
          7.08   Employee Benefit Plans.
           (a)     None of the Borrowers or any ERISA Affiliate shall (i) adopt or institute any employee pension benefit plan within the meaning of section 3(2) of ERISA that is subject to Title IV of ERISA (not including any such plan of a Person existing at the time such Person was acquired by a Borrower), (ii) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (iii) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject any Borrower or any ERISA Affiliate to any material tax, penalty or other liability including a liability to indemnify, (iv) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the Code or section 302 of ERISA), (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (vi) fail to comply with the requirements of section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the Code, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.
           (b)     None of the Borrowers or any of FIL’s Subsidiaries shall (i) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (ii) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (iii) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.
          7.09   Transactions with Affiliates. None of the Borrowers or any of FIL’s Subsidiaries shall enter into any Contractual Obligation with any Affiliate (other than one of the Borrowers or one of its Subsidiaries) or engage in any other transaction with any such Affiliate except (i) upon terms at least as favorable to such Borrower or such Subsidiary as an arm’s-length transaction with unaffiliated Persons, except as disclosed or reflected in the Financial Statements of FIL dated June 29, 2007, furnished by FIL to the Administrative Agent prior to the date hereof, or as timely disclosed or reflected (or to be timely disclosed or reflected) in the Financial Statements delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), (ii) compen-

sation arrangements, indemnification agreements and employee benefits plans for officers and directors duly approved by the board of directors of the Company or such Subsidiary, or (iii) in connection with transactions made in accordance with Section 7.04 or 7.05.
          7.10   Accounting Changes. FIL and its Subsidiaries shall not (i) change their fiscal year (currently April 1 through March 31), or (ii) change in any material respect their accounting practices except (A) as required by GAAP, or (B) as permitted by GAAP if such Person receives the prior written consent of the Administrative Agent to such GAAP-permitted change; provided, however, that FIL and its Subsidiaries may change their fiscal year on a one-time basis during the term of this Agreement or materially change their accounting practices to the extent permitted by GAAP without the prior written consent of the Administrative Agent if, in either event, (a) FIL shall deliver to the Administrative Agent notice (“change notice”) detailing such change in fiscal year or practice no later than 90 days prior to the intended effective date of such change, and (b) if the Required Lenders shall so request by notice delivered by the Administrative Agent to the Company no later than 30 days after the date of such change notice, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend any ratio or covenant requirement set forth in any Loan Document that would reasonably be expected to be affected (either on a one-time basis, or otherwise) by such change in fiscal year or practice, to preserve the original intent thereof in light of such change in fiscal year or practice (any such amendment to be subject to the approval of the Required Lenders), provided that, until and unless such provisions are duly amended, no such change in fiscal year or material change in accounting practice shall become effective.
          7.11   Burdensome Contractual Obligations. None of the Borrowers or any of FIL’s Subsidiaries will enter into any Contractual Obligation (excluding this Agreement and the other Loan Documents) that restricts the ability of any Wholly-Owned Subsidiary of FIL or any other Subsidiary of FIL that had revenues during the immediately preceding fiscal year equal to or greater than $25,000,000 or net worth on the last day of the immediately preceding fiscal year equal to or greater than $25,000,000, to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of their assets to any of the Borrowers or to any Subsidiary of such Subsidiary; provided, however, that the foregoing shall not apply to:
      (i)      restrictions or conditions imposed by any Governmental Rule;
      (ii)      customary restrictions and conditions contained in licenses, leases and franchise agreements;
      (iii)      transfer or distribution restrictions or conditions arising in connection with the sale of a Subsidiary or other assets otherwise permitted hereunder, effective pending such sale, provided such restrictions and conditions apply only to such Subsidiary or assets to be sold;
      (iv)      restrictions or conditions in respect of transfers or distributions affecting property or assets subject to a Permitted Lien;

      (v)      (A) restrictions or conditions contained in the Subordinated Indenture substantially the same as those set forth in the Subordinated Indenture existing on the Closing Date, (B) restrictions or conditions contained in the Revolving Credit Agreement substantially the same as those in the Revolving Credit Agreement existing on the Closing Date, and (C) restrictions or conditions contained in instruments and agreements evidencing Indebtedness for borrowed money, other than Subordinated Indebtedness, that are taken as a whole no more restrictive than such restrictions and conditions contained in this Agreement;
      (vi)      customary restrictions in respect of transfers or distributions contained in purchase or supply agreements entered into in the ordinary course of business, provided such restrictions are limited to the property or assets that are the subject of such agreements, and customary restrictions on the assignment of such agreements contained in agreements entered into in the ordinary course of business;
      (vii)      restrictions or conditions contained in any joint venture agreements, partnership agreements and other agreements relating to the joint ownership of assets, provided such restrictions or conditions apply only to the assets or property contained within such joint venture, partnership or other joint ownership arrangement;
      (viii)      restrictions or conditions contained in agreements relating to the securitization and other similar transactions, provided that such restrictions and conditions are limited to the property or assets that are the subject of such transactions;
      (ix)      restrictions or conditions imposed by agreements governing Existing Secured Indebtedness (but shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); and
      (x)      restrictions or conditions applicable to assets (including agreements) or a Person acquired by any of the Borrowers or any of FIL’s Subsidiaries as permitted by this Agreement, provided that the exception in this clause (x) shall cease to apply, from and after the date that is 180 days after such acquisition, to restrictions or conditions imposed by agreements governing Indebtedness of a Person to the extent such Person is or becomes a Material Subsidiary.
          7.12   Senior Debt. None of the Borrowers or any of FIL’s Subsidiaries will designate or permit to exist any other Indebtedness as “Designated Senior Debt” for the purposes of and as defined in each Subordinated Indenture, other than (i) the Obligations arising under this Agreement and the other Loan Documents, (ii) the obligations arising under the Revolving Credit Agreement and (iii) obligations arising under facilities providing at least $50,000,000 in the aggregate of loans or other debt or Synthetic Lease Obligations, it being acknowledged and agreed that the Administrative Agent shall, upon the Company’s request, consent to the designation of any such debt as “Designated Senior Debt”.
          7.13   Financial Covenant. Until the termination of this Agreement and the satisfaction in full by the Loan Parties of all Obligations, unless the Required Lenders shall otherwise consent in writing, FIL shall not permit its Debt/EBITDA Ratio as of the last day of any fiscal quarter to exceed 4.00:1.00.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
          8.01   Events of Default. Any of the following shall constitute an Event of Default:
      (a)      Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, in Dollars, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
      (b)      Specific Defaults. Any Borrower or any of FIL’s Subsidiaries shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Article VII; or
      (c)      Other Defaults. Any Borrower or any of FIL’s Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Loan Documents and such failure shall continue for 30 Business Days after the earlier of (i) any Borrower’s written acknowledgement of such failure and (ii) the Administrative Agent’s or any Lender’s written notice to the Borrowers of such failure; provided, however, that in the event that such failure cannot reasonably be cured within such 30 Business Day period, and such failure relates to the observance or performance of any of the covenants, obligations, conditions or agreements contained in Section 5.06 hereof with respect to Hazardous Materials or any Environmental Laws or any judgment, consent decree, settlement or compromise in respect of any claim based thereon, it shall not constitute an Event of Default hereunder so long as the Borrowers shall have commenced to cure such failure within such 30 Business Day period and shall thereafter diligently pursue such cure to completion, and provided, further, that such failure shall in all events be cured within 180 days after the Administrative Agent’s or such Lender’s written notice thereof; or
      (d)      Representations and Warranties. Any representation or warranty or written certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Loan Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made (or deemed made) or furnished; or
      (e)      Cross-Default. (i) Any Borrower, any Guarantor or any Material Subsidiary shall fail to make any payment on account of any Indebtedness of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness exceeds $100,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness of any Borrower, any Guarantor and any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding $100,000,000 to become due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise); or (ii) any Borrower, any Guarantor or any Material Subsidiary shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of any Borrower, any Guarantor and any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding $100,000,000 to become due (and/or to be secured by cash collateral other than cash collateral obligations not arising from an event of default under any agreement or instrument relating to Indebtedness incurred in connection with Synthetic Lease Obligations or letters of credit); or
      (f)      Insolvency, Voluntary Proceedings. Any Borrower or any Significant Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or any Borrower or any Material Subsidiary shall be dissolved or liquidated in full or in part; provided, however, that the dissolution, liquidation or termination of the existence of an Excluded Subsidiary shall not constitute an Event of Default under this Section 8.01(f); or
      (g)      Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Borrower or any Significant Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Borrower or any Significant Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or
      (h)      Judgments. (i) One or more non-interlocutory judgments, orders, decrees or arbitration awards requiring the Borrowers and/or FIL’s Subsidiaries to pay an aggregate amount of $100,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrowers and otherwise satisfying the requirements set forth in Section 6.04 to which the insurer does not dispute coverage) shall be rendered against the Borrowers and/or FIL’s Subsidiaries in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of 60 consecutive days, (ii) any non-interlocutory judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any of FIL’s Subsidiaries and the same (A) shall not be released, stayed, vacated or otherwise dismissed within 60 days after issue or levy and (B) is reasonably and substantially likely to have a Material Adverse Effect or (iii) any other non-interlocutory judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, are reasonably and substantially likely to have a Material Adverse Effect are rendered, issued or levied; or
      (i)      Loan Documents. Any Loan Document or any material term thereof shall cease to be, or be asserted by any Borrower or any Guarantor not to be, a legal, valid and binding obligation of any Borrower or any Guarantor enforceable in accordance with its terms; or
      (j)      Employee Benefit Plans. (i) Any Reportable Event which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Employee Benefit Plan shall occur, or (ii) any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA (x) in a distress termination, or (y) other than a distress termination and the resulting liability is in excess of $50,000,000, or a trustee shall be appointed by the PBGC to administer any Employee Benefit Plan; or
      (k)      Change of Control. Any Change of Control shall occur.
          8.02   Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
      (a)      declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; and
      (b)      declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States (or any comparable event under non-U.S. Debtor Relief Laws), the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
         8.03   Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
        8.04   Lender Rate Contract Remedies. Notwithstanding any other provision of this Article VIII, each Lender or its Affiliate which has entered into a Rate Contract with FIL or its Subsidiaries with respect to their interest payment obligations hereunder (“Lender Rate Contract”) shall have the right, with prior notice to the Administrative Agent, but without the approval or consent of the Administrative Agent or any other Lender, to the extent provided by such Lender Rate Contracts, (a) to declare an event of default, termination event or other similar event thereunder which will result in the early termination of such Lender Rate Contract, (b) to determine net termination amounts in accordance with the terms of such Lender Rate Contract and to set-off amounts between Lender Rate Contracts of such Lender, and (c) to prosecute any legal action against any Borrower or any of FIL’s Subsidiaries to enforce net amounts owing to such Lender or its Affiliate under such Lender Rate Contracts.

ARTICLE IX.
ADMINISTRATIVE AGENT
          9.01   Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citicorp North America, Inc. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
          9.02   Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          9.03   Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
      (a)      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
      (b)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
      (c)      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          9.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          9.05     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          9.06     Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the

Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          9.07     Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          9.08     No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunner, Sole Lead Arranger and Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
          9.09     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be enti-

tled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          9.10     Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiary Guaranty if there occurs a Release Date (as defined in the Subsidiary Guaranty) as to such Person. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.
          9.11     Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

ARTICLE X.
MISCELLANEOUS
          10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (which acknowledgment the Administrative Agent shall provide promptly and in any event within three Business Days following its actual receipt of an amendment or waiver countersigned by the Required Lenders, the Company and other applicable Loan Party, if any), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a)     waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c)     postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d)     reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any premium payable pursuant to Section 2.05(a) or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;
     (e)     change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f)     [reserved];
     (g)     change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

        (h)       release the Company from the Company Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one or more Classes of Lenders (but not other Classes of Lenders) may be effected by an agreement or agreements in writing entered into by the Company and the requisite percentage in interest of the affected Class (or Classes) of Lenders that would be required to consent thereto under this Section if such Class (or Classes) of Lenders were the only Class (or Classes) of Lenders hereunder at the time. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          10.02  Notices; Effectiveness; Electronic Communication.
          (a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
       (i)        if to a Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
       (ii)       if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d)     Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Adminis-

trative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States Federal and state securities Requirements of Law, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
          (e)        Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          10.03   No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.04   Expenses; Indemnity; Damage Waiver.
          (a)        Costs and Expenses. Each Borrower shall pay (i) all reasonable out-of-pocket expenses (other than Taxes) incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses (other than Taxes) incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Sec-

tion, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b)     Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee in respect of or arising out of or in connection with claims, damages, or liabilities asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of FIL’s Subsidiaries, or any liability under any Environmental Laws related in any way to any Borrower or any of FIL’s Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(b) shall not apply with respect to any Taxes (including, without limitation, Indemnified Taxes or any Other Taxes indemnifiable under Section 3.01) other than Taxes that represent losses or damages arising from any non-Tax claim.
          (c)     Reimbursement by Lenders. To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, or the Administrative Agent incurs any expense pursuant to Section 6.03 that is not subject to reimbursement by such Borrower, but without affecting such Borrower’s obligation (if any) to make such payment, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-

agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
          (d)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (e)        Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f)        Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          10.05  Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          10.06  Successors and Assigns.
          (a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
      (i)     Minimum Amounts.
      (A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
      (B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment and principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
      (ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
      (iii)   Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
         (A)     The consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or a Federal Reserve Bank or (3) such assignment is in connection with the primary syndication of the Closing Date Commitments, A Delayed Draw Commitments, Closing Date Loans or Delayed Draw Loans (as determined by the Administrative Agent in is sole discretion).
          (B)     The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
      (iv)   Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
      (v)    No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
      (vi)   No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a

Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d)     Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.
          (e)     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (not to be unreasonably withheld or delayed).
          (f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (h)     Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements or limitations therein) to the same extent as if it were a Lender; provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 3.04) except, in the case of Section 3.01, if the grant to any SPC or the exercise by any SPC of such option (as the case may be) was made with the Company’s prior written consent (not to be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any state thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guaranty or credit or liquidity enhancement to such SPC.

           10.07  Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that, the Administrative Agent or any Lender shall exercise commercially reasonable efforts to notify the Company as soon as reasonably practicable in the event of any such disclosure, unless such notification shall be prohibited by applicable law, legal process or regulatory request, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, provided that, the source of such information was not actually known by the Administrative Agent, any Lender or any of their respective Affiliates, as the case may be, to be bound by a confidentiality agreement with the Company or any of its Subsidiaries with respect to such Information. For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of the Administrative Agent and the Lenders acknowledges that (A) the Information may include material non-public information concerning the Company or any of its Subsidiaries, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Requirements of Law, including United States Federal and state securities Requirements of Law.
           10.08  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.09  Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          10.10  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          10.11  Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
          10.12  Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.13  Replacement of Lenders. If (v) any Lender requests compensation under Section 3.04, (w) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (x) any Lender’s Loans are prepaid or converted under Section 3.02, (y) any Lender is a Defaulting Lender, or (z) any Lender shall refuse to consent to a waiver or amendment to, or a departure from the provisions of, this Agreement or any other Loan Document which requires the consent of all the Lenders or all Lenders directly affected thereby and that has been consented to by the Required Lenders (a “Non-Consenting Lender”) then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
      (a)      the Company shall have paid or caused the U.S. Borrower to pay to the Administrative Agent the assignment fee specified in Section 10.06(b);
      (b)      such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
      (c)      with respect to any Non-Consenting Lender referred to in clause (z) above, the Company shall pay or cause the U.S. Borrower to pay to such Non-Consenting Lender a prepayment premium, if applicable, with respect to the Loans so replaced as if such replacement were a prepayment subject to the provisions of Section 2.05(a);
      (d)      in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

        (e)       such assignment does not conflict with applicable Requirements of Law.
No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
           10.14  Governing Law; Jurisdiction; Etc.
            (a)      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
           (b)       SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT IN SUCH BOROUGH, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
           (c)       WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
           (d)      SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY

PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE FOREGOING, EACH OF THE BORROWERS HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, CT CORPORATION, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, TO RECEIVE FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED THE BORROWERS MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO THE ADMINISTRATIVE AGENT OF A REASONABLY ACCEPTABLE AGREEMENT OF SUCH NEW AGENT AGREEING SO TO ACT.
          10.15  Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
          10.16  California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that, at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
          10.17  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between such Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and Arrangers, on the other hand, (B) each of such Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers have any obligation to such Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers have any obligation to disclose any of such interests to such Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
          10.18  Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document into a currency other than Dollars, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in such currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
          10.19  Bermuda Branch; Full Recourse Obligations. All Loans to the account of FIL shall be made to or incurred by FIL at its Bermuda branch located at Canon’s Court, 22 Victoria Street, Hamilton HM 12 BERMUDA and all payments of principal and interest by FIL will be made through its Bermuda branch; provided, however, that notwithstanding the foregoing, FIL acknowledges and agrees that the Obligations hereunder are full recourse to Flextronics International Ltd., a Singapore corporation, and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Administrative Agent’s or any Lender’s ability to enforce or collect any Obligation from FIL.
[Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FLEXTRONICS INTERNATIONAL LTD., as Borrower
By:	/s/ Manny Marimuthu
	Name:	Manny Marimuthu
	Title:	Authorized Signatory

FLEXTRONICS INTERNATIONAL USA, INC., as Borrower
By:	/s/ Christopher Collier
	Name:	Christopher Collier
	Title:	Director

CITICORP NORTH AMERICA, INC., as Administrative Agent and Lender
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Vice President

2

CITIBANK, N.A., as Lender
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Vice President

3

CITIGROUP GLOBAL MARKETS INC., as Sole Lead Arranger, Bookrunner and Syndication Agent
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Director

4

EXHIBIT A
FORM OF LOAN NOTICE
Date:                                        ,
To: Citicorp North America, Inc.,
as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., a Singapore corporation (the “Company”) Flextronics International USA, Inc., a California corporation (the “U.S. Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), each Lender from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The Company hereby requests, on behalf of itself or, if applicable, the U.S. Borrower (select one):
o	A Borrowing of Loans

o	A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of . [Class of Loan requested]

4.	Comprised of . [Type of Loan requested]

5.	For Eurocurrency Rate Loans: with an interest period of months

6.	On behalf of . [Borrower]
[Remainder of page intentionally left blank]

A-1

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:

A-2

EXHIBIT C-1
FORM OF A CLOSING DATE NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                           or its registered assigns (the “A Closing Date Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each A Closing Date Loan from time to time made by the A Closing Date Lender to the Borrower under that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., Flextronics International USA, Inc., a California corporation, the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The Borrower promises to pay interest on the unpaid principal amount of each A Closing Date Loan from the date of such A Closing Date Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the A Closing Date Lender in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This A Closing Date Note is one of the A Closing Date Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This A Closing Date Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this A Closing Date Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the A Closing Date Lender shall be evidenced by one or more loan accounts or records maintained by the A Closing Date Lender in the ordinary course of business. The A Closing Date Lender may also attach schedules to this A Closing Date Note and endorse thereon the date, amount, currency and maturity of its A Closing Date Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this A Closing Date Note.
C-1-1
Form of A Closing Date Note

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:
C-1-2
Form of A Closing Date Note

EXHIBIT C-2
FORM OF B CLOSING DATE NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                           or its registered assigns (the “B Closing Date Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each B Closing Date Loan from time to time made by the B Closing Date Lender to the Borrower under that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., Flextronics International USA, Inc., a California corporation, the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The Borrower promises to pay interest on the unpaid principal amount of each B Closing Date Loan from the date of such B Closing Date Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the B Closing Date Lender in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This B Closing Date Note is one of the B Closing Date Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This B Closing Date Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this B Closing Date Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the B Closing Date Lender shall be evidenced by one or more loan accounts or records maintained by the B Closing Date Lender in the ordinary course of business. The B Closing Date Lender may also attach schedules to this B Closing Date Note and endorse thereon the date, amount, currency and maturity of its B Closing Date Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this B Closing Date Note.
C-2-1
Form of B Closing Date Note

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:
C-2-2
Form of B Closing Date Note

EXHIBIT C-3
FORM OF A-1 DELAYED DRAW NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                           or its registered assigns (the “A-1 Delayed Draw Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each A-1 Delayed Draw Loan from time to time made by the A-1 Delayed Draw Lender to the Borrower under that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., Flextronics International USA, Inc., a California corporation, the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The Borrower promises to pay interest on the unpaid principal amount of each A-1 Delayed Draw Loan from the date of such A-1 Delayed Draw Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the A-1 Delayed Draw Lender in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This A-1 Delayed Draw Note is one of the A-1 Delayed Draw Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This A-1 Delayed Draw Note is also entitled to the benefits of the Company Guaranty and the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this A-1 Delayed Draw Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the A-1 Delayed Draw Lender shall be evidenced by one or more loan accounts or records maintained by the A-1 Delayed Draw Lender in the ordinary course of business. The A-1 Delayed Draw Lender may also attach schedules to this A-1 Delayed Draw Note and endorse thereon the date, amount, currency and maturity of its A-1 Delayed Draw Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this A-1 Delayed Draw Note.
C-3-1
Form of A-1 Delayed Draw Note

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLEXTRONICS INTERNATIONAL USA, INC.
By:
Name:
Title:
C-3-2
Form of A-1 Delayed Draw Note

EXHIBIT C-4
FORM OF A-2 DELAYED DRAW NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or its registered assigns (the “A-2 Delayed Draw Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each A-2 Delayed Draw Loan from time to time made by the A-2 Delayed Draw Lender to the Borrower under that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., Flextronics International USA, Inc., a California corporation, the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The Borrower promises to pay interest on the unpaid principal amount of each A-2 Delayed Draw Loan from the date of such A-2 Delayed Draw Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the A-2 Delayed Draw Lender in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This A-2 Delayed Draw Note is one of the A-2 Delayed Draw Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This A-2 Delayed Draw Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this A-2 Delayed Draw Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the A-2 Delayed Draw Lender shall be evidenced by one or more loan accounts or records maintained by the A-2 Delayed Draw Lender in the ordinary course of business. The A-2 Delayed Draw Lender may also attach schedules to this A-2 Delayed Draw Note and endorse thereon the date, amount, currency and maturity of its A-2 Delayed Draw Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this A-2 Delayed Draw Note.
C-4-1
Form of A-2 Delayed Draw Note

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:
C-4-2
Form of A-2 Delayed Draw Note

EXHIBIT C-5
FORM OF A-3 DELAYED DRAW NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or its registered assigns (the “A-3 Delayed Draw Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each A-3 Delayed Draw Loan from time to time made by the A-3 Delayed Draw Lender to the Borrower under that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., Flextronics International USA, Inc., a California corporation, the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The Borrower promises to pay interest on the unpaid principal amount of each A-3 Delayed Draw Loan from the date of such A-3 Delayed Draw Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the A-3 Delayed Draw Lender in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This A-3 Delayed Draw Note is one of the A-3 Delayed Draw Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This A-3 Delayed Draw Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this A-3 Delayed Draw Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the A-3 Delayed Draw Lender shall be evidenced by one or more loan accounts or records maintained by the A-3 Delayed Draw Lender in the ordinary course of business. The A-2 Delayed Draw Lender may also attach schedules to this A-3 Delayed Draw Note and endorse thereon the date, amount, currency and maturity of its A-3 Delayed Draw Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this A-3 Delayed Draw Note.
C-5-1
Form of A-3 Delayed Draw Note

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:
C-5-2
Form of A-3 Delayed Draw Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:

To:	Citicorp North America, Inc. as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., a Singapore corporation (the “Company”), Flextronics International USA, Inc., a California corporation, the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:
          [Use following paragraph 1 for fiscal year-end financial statements]
          1. The Company has delivered the year-end audited Financial Statements required by Section 6.01(b) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
          [Use following paragraph 1 for fiscal quarter-end financial statements]
          1.     The Company has delivered the unaudited Financial Statements required by Section 6.01(a) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
          2.     The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.
          3.     A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and [select one:]

D-1

          [to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
          [to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
          4.     The representations and warranties of (i) the Borrowers contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are (A) in the case of representations and warranties that are qualified as to materiality, true and correct, and (B) in the case of representations and warranties that are not qualified as to materiality, true and correct in all material respects, in each case on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct or true and correct in all material respects, as the case may be, as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.09 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
          5.     The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                    .

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:

D-2

For the Quarter/Year ended	(“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.13 Debt/EBITDA Ratio

A.	EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Net income or net loss (before provision for income taxes) for Subject Period:	$

2.	All Interest Expense for Subject Period:	$

3.	Depreciation expenses for Subject Period:	$

4.	Amortization expenses for Subject Period:	$

5.	Non-cash charges for Subject Period:	$

6.	One-time cash charges associated with merger or acquisition-related expenses which are paid in the Subject Period:	$

7.	One-time cash charges associated with restructuring costs which are paid in the Subject Period:	$

8.	One-time cash charges associated with net losses from the early extin- guishment of notes or other Indebtedness, which are paid in the Subject Period:	$

9.	Sum of Lines I.A. 6 + 7 + 8 (not exceeding $100,000,000 for Subject Period):	$

10.	EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 9):	$

B.	Debt:

1.	Total Indebtedness at Statement Date:	$

C.	Debt/EBITDA Ratio

1.	Total Indebtedness at Statement Date (Line B.1 above)	$

2	EBITDA for Subject Period (Line I.A.10 above):	$

3.	Debt/EBITDA Ratio (Line C.1 to Line C.2)

	Maximum permitted	4.00 to 1.00

Schedule I-1

For the Quarter/Year ended	(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
EBITDA
(in accordance with the definition of EBITDA
as set forth in the Agreement)

	Quarter	Quarter	Quarter	Twelve
	Ended	Ended	Ended	Months
net income or net loss
+ all Interest Expense
+ depreciation expenses
+ amortization expenses
+ non-cash charges for Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with merger-or- acquisition related expenses which are paid in the Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with restructuring costs which are paid in the Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with net losses from the early extinguishment of notes or other Indebt- edness, which are paid in the Subject Period
= EBITDA

Schedule 2-1

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s)

: [Flextronics International Ltd.] [and] [Flextronics International USA, Inc.]

4.	Administrative Agent

: Citicorp North America, Inc., as the administrative agent under the Agreement.

5.	Agreement

: Term Loan Agreement, dated as of October 1, 2007, among Flextronics International Ltd., Flextronics International USA, Inc. the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent

6.	Assigned Interest[s]:

	Amount of	Aggregate amount	Amount of Commitments and
Class of Loans Assigned	Commitment and	of Commitments and	Loans of such Class being
Assignor[s] Assignee[s]	Loans of such Class	Loans of such Class	Assigned, as a Percentage
	being Assigned	for all Lenders	of the Aggregate Amount of
commitments and Loans of
such Class for all Lenders
$	$	$	%
$	$	$	%
$	$	$	%
[7.	Trade Date

: ]
Effective Date:                     , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
          The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted: CITICORP NORTH AMERICA, INC., as Administrative Agent
By:
Title:

[Consented to:] FLEXTRONICS INTERNATIONAL LTD.
By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
FLEXTRONICS INTERNATIONAL LTD.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1.      Representations and Warranties.
          1.1.   Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2.   Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) of the Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1-1

          2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT F
[FORM OF COMPANY GUARANTY]
          THIS GUARANTY (this “Guaranty”), dated as of October 1, 2007, is made by Flextronics International Ltd., a Singapore corporation acting, subject to Section 23 hereof, through its Bermuda branch (the “Guarantor”), in favor of the Lenders from time to time party to the Term Loan Agreement referred to below and Citicorp North America, Inc. as Administrative Agent.
          A.     The Guarantor, Flextronics International USA, Inc. (“U.S. Borrower”, and together with the Guarantor, the “Borrowers”), the Lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and the Administrative Agent are parties to a Term Loan Agreement dated as of October 1, 2007 (as amended, modified, renewed or extended from time to time, the “Term Loan Agreement”).
          B.     The U.S. Borrower is a Subsidiary of the Guarantor.
          C.     It is a condition precedent to the making of Loans to the account of the U.S. Borrower under the Term Loan Agreement that the Guarantor guarantee the indebtedness and other obligations of the U.S. Borrower to the Guaranteed Parties under or in connection with the Term Loan Agreement.
          D.     The Guarantor, as the parent of the U.S. Borrower, will derive substantial direct and indirect benefits from the making of the Loans to the U.S. Borrower pursuant to the Term Loan Agreement (which benefits are hereby acknowledged by the Guarantor).
          Accordingly, to induce the Administrative Agent and the Lenders to enter into the Term Loan Agreement, and in consideration thereof, the Guarantor hereby agrees as follows:
          SECTION 1.  Definitions; Interpretation.
          (a)     Terms Defined in Term Loan Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.
          (b)     Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:
          “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
          “Collateral” means any property and interests and proceeds thereof now or hereafter acquired by the Guarantor, the U.S. Borrower or any other Person in which a Lien shall exist in favor of the Guaranteed Parties to secure the Guaranteed Obligations.

          “Collateral Documents” means any agreement pursuant to which the Guarantor, the U.S. Borrower or any other Person provides a Lien on any Collateral securing any or all of the Guaranteed Obligations and all filings, documents and agreements made or delivered pursuant thereto.
          “Guaranteed Obligations” has the meaning set forth in Section 2.
          “Guaranteed Parties” means the Administrative Agent and each Lender.
          “Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.
          “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.
          “Judgment Currency” has the meaning set forth in Section 22.
          “Lenders” has the meaning specified in the recitals to this Guaranty.
          “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Term Loan Agreement” has the meaning specified in the recitals to this Guaranty.
          (c) Interpretation. The rules of interpretation set forth in Sections 1.02 and 1.03 of the Term Loan Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.
          SECTION 2.  Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees for the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations and any indebtedness, liabilities and other obligations of the U.S. Borrower to the

Guaranteed Parties under or in connection with the Term Loan Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Term Loan Agreement and all other amounts payable by the U.S. Borrower to the Guaranteed Parties thereunder, in connection therewith, and in connection with any other Loan Document. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, whether now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Laws, and including interest that accrues after the commencement by or against the U.S. Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing Obligations, indebtedness, liabilities and other obligations of the U.S. Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantor in connection with this Guaranty (including any and all amounts due under Section 12), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”
          SECTION 3.  Liability of Guarantor. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:
      (a)     the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against the U.S. Borrower or any other Person, or against any Collateral;
      (b)     this Guaranty is a guaranty of payment when due and not merely of collectibility;
      (c)     the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and the U.S. Borrower with respect to the existence of such Event of Default;
      (d)     the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and
      (e)     the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:
        (i)     any Insolvency Proceeding with respect to the U.S. Borrower, the Guarantor, any other Loan Party or any other Person;

        (ii)     any limitation, discharge, or cessation of the liability of the U.S. Borrower, the Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
        (iii)    any merger, acquisition, consolidation or change in structure of the U.S. Borrower, the Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the U.S. Borrower, the Guarantor, any other Loan Party or other Person;
        (iv)    any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;
        (v)     any claim, defense, counterclaim or setoff, other than that of prior performance, that the U.S. Borrower, the Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;
        (vi)    any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;
        (vii)    any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of the U.S. Borrower, any other Loan Party or any other Person;
        (viii)   any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;
        (ix)    any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and
        (x)     any other guaranty, whether by the Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the U.S. Borrower to any Guaranteed Party.
          SECTION 4.  Consents of Guarantor. The Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:

     (a)     the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
     (b)     the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;
     (c)     the time for the U.S. Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;
     (d)     any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;
     (e)     in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;
     (f)     the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the U.S. Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and
     (g)     the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the U.S. Borrower; all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.
          SECTION 5.  Guarantor Waivers.
       (a)     Certain Waivers. The Guarantor waives and agrees not to assert:
       (i)     any right to require any Guaranteed Party to marshal assets in favor of the U.S. Borrower, the Guarantor, any other Loan Party or any other Person, to proceed against the U.S. Borrower, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of § 9-611 of the New York Uniform Commercial Code (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;
      (ii)     the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;
      (iii)     any defense arising by reason of any lack of corporate or other authority or any other defense of the U.S. Borrower or any other Person;
      (iv)     any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;
      (v)     any rights to set-offs and counterclaims;
      (vi)     any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the U.S. Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and
      (vii)     without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.
      (b)     Additional Waivers.
      (i)     The Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. The Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the U.S. Borrower, the Guarantor or any other Person with respect to the Guaranteed Obligations.
     (ii)     Until the Guaranteed Obligations have been paid in full in cash, the Guarantor waives (A) its rights of subrogation and reimbursement, (B) any defenses the Guarantor may have to the Guaranty by reason of an election of remedies by the Guaranteed Parties, (C) any rights or defenses the Guarantor may have by reason of protection afforded to the U.S. Borrower or any other Loan Party pursuant to the anti-deficiency or other laws of the State of New York limiting or discharging the U.S. Borrower’s or such other Loan Party’s indebtedness, (D) any defenses arising by reason of any disability or other defense of the U.S. Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the U.S. Borrower, (E) any defenses based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the U.S. Borrower, (F) any right to compel any Guaranteed Party to proceed against or exhaust any security for the Guaranteed Obligations (or to proceed against such security in a particular order) or to pursue any other remedy in such Guaranteed Party’s power whatsoever, and (G) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties.
     (iii)     The Guarantor warrants and agrees that each of the waivers set forth herein is made with full knowledge of its significance and consequences and that if any such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
          (c)     Independent Obligations. The obligations of the Guarantor hereunder are independent of and separate from the obligations of any other guarantor of the Guaranteed Obligations, the U.S. Borrower and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against the Guarantor, whether or not the U.S. Borrower or any such other Loan Party is joined therein or a separate action or actions are brought against the U.S. Borrower or any such other Loan Party.
          (d)     Financial Condition of the U.S Borrower. The Guarantor shall not have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the U.S. Borrower or the ability of the U.S. Borrower to pay and perform the Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.
          SECTION 6.  Subrogation. Until the Guaranteed Obligations (other than contingent indemnification obligations) shall be satisfied in full and the Commitments shall be terminated, the Guarantor shall not have, and the Guarantor shall not directly or indirectly exercise, (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the U.S. Borrower or any other Loan Party, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to the Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. Upon the indefeasible payment in full of the Guaranteed Obligations and the termination of all Commitments, the Guarantor shall be subrogated to the rights of the Guaranteed Parties against the U.S. Borrower to the extent otherwise permitted by law; provided that such subrogation shall not (i) constitute a representation or warranty, express or implied, by any Guaranteed Party as to the enforceability or collectibility of any obligations of the U.S. Borrower under the Loan Documents or as to the perfection, priority or enforceability of any lien or security interest contained in or relating to any Loan Document; (ii) grant to the Guarantor any right of recourse against any Guaranteed Party in respect thereof; (iii) give rise to any duty on the part of any Guaranteed Party to cooperate with the Guarantor in the protection, preservation or enforcement of any rights the Guarantor may have against the U.S. Borrower or any other Loan Party; (iv) impair any Guaranteed Party’s unfettered discretion to settle or otherwise compromise any claims such Guaranteed Party may have against the U.S. Borrower or otherwise impair or affect any of the waivers or consents contained herein; or (v) restrict any Guaranteed Party from enforcing or forbearing from enforcing any of its rights or remedies against the U.S. Borrower; provided, further, that the Guarantor shall, upon demand, indemnify each Guaranteed Party against any and all costs and expenses arising directly or indirectly in connection with such right of subrogation.
          SECTION 7.  Continuing Guaranty; Reinstatement.
          (a)     This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time in connection with successive transactions consummated under the Term Loan Agreement and the other Loan Documents, and the Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.
          (b)     This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the U.S. Borrower (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the U.S. Borrower, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by the Administrative Agent or any Lender, whether as a result of Insolvency Proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment.

          SECTION 8.  Payments.
          (a)     The Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against the Guarantor by virtue hereof, upon the failure of the U.S. Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under § 362(a) of the Bankruptcy Code or comparable provision of other applicable Debtor Relief Laws), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the U.S. Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the U.S. Borrower for such interest in any such Insolvency Proceeding). The Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in the currency in which such Guaranteed Obligations are denominated in Same Day Funds, to the Administrative Agent at such office of the Administrative Agent and to such account as is specified in the Term Loan Agreement.
          (b)     Each time the Guarantor is required to make any payment hereunder on behalf of the U.S. Borrower and at all times thereafter, the Guarantor shall be deemed to make the representation set forth in Section 5.18 of the Term Loan Agreement (which section shall be read for this purpose by substituting “Guarantor” for “Borrower” in each place such term appears).
          (c)     If the Guarantor is required to make payments to or for the account of any Guaranteed Party under the Guarantor Documents, the Guarantor may request that such Guaranteed Party (to the extent such Guaranteed Party is legally entitled to do so) deliver such properly completed and executed documentation as provided for in Section 3.01(e) of the Term Loan Agreement.
          (d)     The agreements in this Section 8 shall survive the payment of all Guaranteed Obligations.
          SECTION 9.  Consideration. In order to induce the Lenders to make Loans to the U.S. Borrower pursuant to the Term Loan Agreement, the Guarantor represents and warrants to each Guaranteed Party that the Guarantor has received at least “reasonably equivalent value” (as such phrase is used in § 548 of the Bankruptcy Code), and “fair consideration” (as such term is used in § 272 of the New York Uniform Fraudulent Conveyance Act) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which it is a party.
          SECTION 10. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 10) or delivered, in the case of the Guarantor, to the address or facsimile number or email address specified in the Term Loan Agreement, and in the case of any Guaranteed Party, to the address or facsimile number or email address specified in the Term Loan Agreement, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 10), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.
          SECTION 11. No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          SECTION 12. Costs and Expenses.
          (a)     Costs and Expenses. The Guarantor shall: (i) pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Guaranty and the other Guarantor Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable costs and expenses of counsel; and (ii) pay or reimburse the Administrative Agent and each other Guaranteed Party for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Laws), including all costs and expenses of counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by any Guaranteed Party.
          (b)     Interest. Any amounts payable by the Guarantor under this Section 12 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

          (c)     Payment. All amounts due under this Section 12 shall be payable within ten Business Days after demand therefor.
          (d)     Survival. The agreements in this Section 12 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
          SECTION 13. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default each Lender, each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the Guarantor against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each of the Lenders agree (by its acceptance hereof) promptly to notify the Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.
          SECTION 14. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any other Guaranteed Party shall be under any obligation to marshal any assets in favor of the Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that the Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          SECTION 15. Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantor, and such obligations shall be limited to those expressly stated herein.

          SECTION 16. Binding Effect; Assignment.
          (a)     Binding Effect. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.
          (b)     Assignment. Except to the extent otherwise provided in the Term Loan Agreement, the Guarantor shall not have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by the Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.06 of the Term Loan Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (A) shall be deemed to have a right of setoff under Section 13 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 12.
          SECTION 17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          SECTION 18. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 19. Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of the Guarantor, verbal or written, relating to the subject matter hereof and thereof and shall not be amended except by written agreement of the Guarantor, the Administrative Agent and the Required Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amend-

ment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 20. Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 21. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          SECTION 22. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guarantor Document into a currency other than Dollars, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to any Guaranteed Party hereunder or under the other Guarantor Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent from the Guarantor in such currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent (by its acceptance hereof) agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 22 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
          SECTION 23. Bermuda Branch; Full Recourse Obligations. All the obligations of the Guarantor hereunder are incurred by Flextronics International Ltd., a Singapore corporation (“FIL”) at its Bermuda branch located at Canon’s Court, 22 Victoria Street, Hamilton HM 12 BERMUDA, and all payments hereunder including, without limitation, payments of principal and interest, by the Guarantor of the Guaranteed Obligations will be made through its Bermuda branch; provided, however, that notwithstanding the foregoing, Guarantor acknowledges and agrees that the Guarantor’s obligations hereunder are full recourse to FIL, and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Administrative Agent’s or any Lender’s ability to enforce or collect any of the Guaranteed Obligations from FIL.

          SECTION 24. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Guaranty or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04 of the Term Loan Agreement, the Guarantor shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Guarantor has executed this Guaranty, as of the date first above written.

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:

Exhibit F-1

EXHIBIT G
[FORM OF SUBSIDIARY GUARANTY]
          THIS GUARANTY (this “Guaranty”), dated as of October 1, 2007, is made by each of the undersigned (together, the “Guarantors”; each a “Guarantor”), in favor of the Lenders from time to time party to the Term Loan Agreement referred to below and Citicorp North America, Inc., as Administrative Agent.
          A.     Flextronics International Ltd., a Singapore corporation (“FIL” or the “Company”), Flextronics International USA, Inc. (“U.S. Borrower”, and together with the Company, the “Borrowers”), the Lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and the Administrative Agent are parties to a Term Loan Agreement dated as of October 1, 2007 (as amended, modified, renewed or extended from time to time, the “Term Loan Agreement”).
          B.     The Guarantors are Subsidiaries of the Company.
          C.     It is a condition precedent to the making of Loans to the Borrowers under the Term Loan Agreement that the Guarantors guarantee the indebtedness and other obligations of each Borrower to the Guaranteed Parties under or in connection with the Term Loan Agreement.
          D.     The Guarantors, as Subsidiaries or Affiliates of the Borrowers, will derive substantial direct and indirect benefits from the making of the Loans to the Borrowers pursuant to the Term Loan Agreement (which benefits are hereby acknowledged by the Guarantors).
          Accordingly, to induce the Administrative Agent and the Lenders to enter into the Term Loan Agreement, and in consideration thereof, the Guarantors hereby agree as follows:
          SECTION 1.  Definitions; Interpretation.
          (a)     Terms Defined in Term Loan Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.
          (b)     Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:
          “Aggregate Guaranty Payments” shall mean, with respect to any Guarantor at any time, the aggregate amount of all payments made by such Guarantor under this Guaranty (including under Section 9 hereof) at or prior to such time.
          “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

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          “Collateral” means any property and interests and proceeds thereof now or hereafter acquired by the Guarantors, any Borrower or any other Person in which a Lien shall exist in favor of the Guaranteed Parties to secure the Guaranteed Obligations.
          “Collateral Documents” means any agreement pursuant to which the Guarantors, any Borrower or any other Person provides a Lien on any Collateral securing any or all of the Guaranteed Obligations and all filings, documents and agreements made or delivered pursuant thereto.
          “Fair Share” shall mean, with respect to any Guarantor at any time, an amount equal to (i) a fraction, the numerator which is the Maximum Guaranty Amount of such Guarantor and the denominator of which is the aggregate Maximum Guaranty Amounts of all Guarantors, multiplied by (ii) the aggregate amount paid by all Funding Guarantors under this Guaranty at or prior to such time.
          “Fair Share Shortfall” shall mean, with respect to any Guarantor at any time, the amount, if any, by which the Fair Share of such Guarantor at such time exceeds the Aggregate Guaranty Payments of such Guarantor at such time.
          “Funding Guarantor” has the meaning set forth in Section 9.
          “Guaranteed Obligations” has the meaning set forth in Section 2.
          “Guaranteed Parties” means the Administrative Agent and each Lender.
          “Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.
          “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.
          “Judgment Currency” has the meaning set forth in Section 24.
          “Lenders” has the meaning specified in the recitals to this Guaranty.
          “Maximum Guaranty Amount” shall mean, with respect to any Guarantor at any time, (i) the full amount of the Guaranteed Obligations at such time or (ii) if any court of competent jurisdiction determines in any action to enforce this Guaranty that enforcement against such Guarantor for the full amount of the Guaranteed Obligations is not lawful under or would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable provision of any comparable law of any state or other jurisdiction, then the maximum amount lawful and not subject to such avoidance.

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          “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Release Date” means, in respect of any Guarantor, the occurrence of any of the following: (i) the date of receipt by the Administrative Agent of an executed Guarantor Release Certificate in compliance with Section 6.11(b) of the Term Loan Agreement in relation to such Guarantor, or (ii) the date the Administrative Agent receives actual notice of the consummation of any of the following in relation to such Guarantor, provided such transactions are permitted under the Term Loan Agreement: (A) the sale of all or substantially all of the Equity Securities issued by, or of all or substantially all of the assets of, such Guarantor to a Person that is not FIL or any of its Affiliates, or (B) a Substantial Spin-off of such Guarantor, (C) the dissolution, liquidation or termination of the existence of such Guarantor, or (D) the merger or amalgamation of such Guarantor with or into any Person other than FIL or any of its Affiliates.
          “Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and as such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the New York Uniform Fraudulent Conveyance Act and other applicable state law; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
          “Substantial Spin-off” means, in respect of any Guarantor, the sale, transfer or distribution (including by means of a dividend) of 50% or more of the Equity Securities of such Person entitled to vote for the board of directors or similar governing body of such Person pursuant to a public offering or spin-off (by means of a dividend) of such securities.
          “Term Loan Agreement” has the meaning specified in the recitals to this Guaranty.

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          (c)     Interpretation. The rules of interpretation set forth in Sections 1.02 and 1.03 of the Term Loan Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.
          SECTION 2. Guaranty.
          (a)     The Guarantors each hereby jointly and severally, absolutely, unconditionally and irrevocably guarantee for the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations and any indebtedness, liabilities and other obligations of each Borrower to the Guaranteed Parties under or in connection with the Term Loan Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Term Loan Agreement and all other amounts payable by each Borrower to the Guaranteed Parties thereunder, in connection therewith, and in connection with any other Loan Document. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include without limitation any and all advances, debts, obligations and liabilities, whether now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing Obligations, indebtedness, liabilities and other obligations of each Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty (including any and all amounts due under Section 14), shall hereinafter be collectively referred to as the “Guaranteed Obligations”.
          (b)     To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including if applicable, the New York Uniform Fraudulent Conveyance Act or other applicable state law and §§ 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of the Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.
          SECTION 3.  Liability of Guarantors. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
     (a)     the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon any Guaranteed

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Party’s exercise or enforcement of any remedy it may have against any Borrower or any other Person, or against any Collateral;
     (b)     this Guaranty is a guaranty of payment when due and not merely of collectibility;
     (c)     the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and any Borrower with respect to the existence of such Event of Default;
     (d)     the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and
     (e)     the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:
(i)     any Insolvency Proceeding with respect to any Borrower, the Guarantor, any other Guarantor or other Loan Party or any other Person;
(ii)     any limitation, discharge, or cessation of the liability of any Borrower, the Guarantor, any other Guarantor or other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
(iii)     any merger, acquisition, consolidation or change in structure of any Borrower, the Guarantor or any other Guarantor or other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower, the Guarantor, any other Guarantor or other Loan Party or other Person (in each case, except as otherwise provided in Section 25 hereof);
(iv)     any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;
(v)     any claim, defense, counterclaim or setoff, other than that of prior performance, that any Borrower, the Guarantor, any other Guarantor or other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;
(vi)     any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obliga-

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tions, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;
(vii)    any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of any Borrower, any other Guarantor or other Loan Party or any other Person;
(viii)   any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;
(ix)    any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and
(x)     any other guaranty, whether by the Guarantor or any other Guarantor or other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Borrower to any Guaranteed Party.
          SECTION 4.  Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:
      (a)     the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
      (b)     the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;
      (c)     the time for any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;
      (d)     any Guaranteed Party may discharge or release, in whole or in part, any other Guarantor or other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;

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     (e)     in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;
     (f)     the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of any Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and
     (g)     the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the Borrowers;
all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.
          SECTION 5.  Guarantor Waivers.
     (a)     Certain Waivers. Each Guarantor waives and agrees not to assert:
     (i)     any right to require any Guaranteed Party to marshal assets in favor of any Borrower, the Guarantor, any other Loan Party or any other Person, to proceed against the Borrowers, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of § 9-611 of the New York Uniform Commercial Code (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;
     (ii)     the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;
     (iii)     any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrowers or any other Person;
     (iv)     any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;
     (v)     any rights to set-offs and counterclaims;

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     (vi)     any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against any Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and
     (vii)     without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.
     (b)     Additional Waivers.
     (i)     Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrowers, the Guarantor or any other Guarantor or other Person with respect to the Guaranteed Obligations.
     (ii)     Until the Guaranteed Obligations have been paid in full in cash, each Guarantor waives (A) its rights of subrogation and reimbursement, (B) any defenses the Guarantor may have to the Guaranty by reason of an election of remedies by the Guaranteed Parties, (C) any rights or defenses the Guarantor may have by reason of protection afforded to any Borrower or any other Loan Party pursuant to the anti-deficiency or other laws of the State of New York limiting or discharging the Borrowers’ or such other Loan Party’s indebtedness, (D) any defenses arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any Borrower, (E) any defenses based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrowers, (F) any right to compel any Guaranteed Party to proceed against or exhaust any security for the Guaranteed Obligations (or to proceed against such security in a particular order) or to pursue any other remedy in such Guaranteed Party’s power whatsoever, and (G) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties.
     (iii)     Each Guarantor warrants and agrees that each of the waivers set forth herein is made with full knowledge of its significance and consequences and that if any such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
          (c)     Independent Obligations. The obligations of each Guarantor hereunder are independent of and separate from the obligations of any other Guarantor or other guarantor of the Guaranteed Obligations, the Borrowers and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought

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against each Guarantor, whether or not the Borrowers or any such other Guarantor or other Loan Party is joined therein or a separate action or actions are brought against any Borrower or any such other Guarantor or other Loan Party.
          (d)     Financial Condition of Borrowers. No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrowers or the ability of the Borrowers to pay and perform the Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.
          SECTION 6.  Subrogation. Until the Guaranteed Obligations (other than contingent indemnification obligations) shall be satisfied in full and the Commitments shall be terminated, no Guarantor shall have, and no Guarantor shall directly or indirectly exercise, (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrowers or any other Guarantor or other Loan Party, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. Upon the indefeasible payment in full of the Guaranteed Obligations and the termination of all Commitments, each Guarantor shall be subrogated to the rights of the Guaranteed Parties against the Borrowers to the extent otherwise permitted by law; provided that such subrogation shall not (i) constitute a representation or warranty, express or implied, by any Guaranteed Party as to the enforceability or collectibility of any obligations of the Borrowers under the Loan Documents or as to the perfection, priority or enforceability of any lien or security interest contained in or relating to any Loan Document; (ii) grant to the Guarantor any right of recourse against any Guaranteed Party in respect thereof; (iii) give rise to any duty on the part of any Guaranteed Party to cooperate with the Guarantor in the protection, preservation or enforcement of any rights the Guarantor may have against any Borrower or any other Loan Party; (iv) impair any Guaranteed Party’s unfettered discretion to settle or otherwise compromise any claims such Guaranteed Party may have against any Borrower or otherwise impair or affect any of the waivers or consents contained herein; or (v) restrict any Guaranteed Party from enforcing or forbearing from enforcing any of its rights or remedies against any Borrower; provided, further, that each Guarantor shall, upon demand, indemnify each Guaranteed Party against any and all costs and expenses arising directly or indirectly in connection with such right of subrogation.
          SECTION 7. Continuing Guaranty; Reinstatement.
          (a)     This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist con-

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tinuously or which may arise from time to time in connection with successive transactions consummated under the Term Loan Agreement and the other Loan Documents, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall, subject to Section 26 hereof, continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.
          (b)     This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any of any Borrowers (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Borrower, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by the Administrative Agent or any Lender, whether as a result of Insolvency Proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment.
          SECTION 8.  Payments.
          (a)     Each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against the Guarantor by virtue hereof, upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under § 362(a) of the Bankruptcy Code or comparable provision of other applicable Debtor Relief Law), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to any Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such Insolvency Proceeding). Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in the currency in which such Guaranteed Obligations are denominated in Same Day Funds, to the Administrative Agent at such office of the Administrative Agent and to such account as is specified in the Term Loan Agreement.
          (b)     Each time a Guarantor is required to make any payment hereunder on behalf of any Borrower and at all times thereafter, such Guarantor shall be deemed to make the representation set forth in Section 5.18 of the Term Loan Agreement (which section shall be read for this purpose by substituting “Guarantor” for “Borrower” in each place such term appears).
          (c)     If any Guarantor is required to make payments to or for the account of any Guaranteed Party under the Guarantor Documents, such Guarantor may request that such Guaranteed Party (to the extent such Guaranteed Party is legally entitled to do so) deliver such properly completed and executed documentation as provided for in Section 3.01(e) of the Term Loan

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Agreement.
          (d)     The agreements in this Section 8 shall survive the payment of all Guaranteed Obligations.
          SECTION 9.  Contribution among Guarantors. Guarantors desire to allocate among themselves, in a fair and equitable manner, their rights of contribution from each other when any payment is made by any Guarantor under this Guaranty. Accordingly, if any payment is made by any Guarantor under this Guaranty (a “Funding Guarantor”) that exceeds its Fair Share, the Funding Guarantor shall be entitled to a contribution from each other Guarantor in the amount of such other Guarantor’s Fair Share Shortfall, so that all such contributions shall cause each Guarantor’s Aggregate Guaranty Payments to equal its Fair Share. The amounts payable as contributions hereunder shall be determined by the Funding Guarantor as of the date on which the related payment or distribution is made by the Funding Guarantor, and such determination shall be binding on the other Guarantors absent manifest error. The allocation and right of contribution among Guarantors set forth in this Section 9 shall not be construed to limit in any way the liability of any Guarantor under this Guaranty or the amount of the Guaranteed Obligations.
          SECTION 10.     Representations and Warranties. In order to induce the Lenders to make Loans to the Borrowers pursuant to the Term Loan Agreement, each Guarantor represents and warrants to each Guaranteed Party that:
     (a)     Organization and Powers. The Guarantor (i) is a duly organized or formed corporation which is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) to execute, deliver, and perform its obligations under this Guaranty and the other Guarantor Documents to which it is a party.
     (b)     Authorization; No Conflict. The execution, delivery and performance by the Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of the Guarantor’s Organization Documents; (ii) conflict with or result in any material breach or contravention of, or the creation of any material Lien under, any Contractual Obligation to which the Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which the Guarantor or its property is subject; or (iii) violate any material Law applicable to the Guarantor.
     (c)     Binding Obligation. This Guaranty has been, and the other Guarantor Documents, when executed and delivered by the Guarantor, will have been, duly executed and delivered by the Guarantor. This Guaranty constitutes, and each other Guarantor Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent that the enforceability hereof may be limited by Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law).

11

     (d)     Governmental Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Guarantor of this Guaranty or any other Guarantor Documents, except such as (i) have been made or obtained and are in full force and effect or (ii) are being made or obtained in a timely manner and once made or obtained will be in full force and effect.
     (e)     Consideration. The Guarantor has received at least “reasonably equivalent value” (as such phrase is used in § 548 of the Bankruptcy Code), and at least “fair consideration” (as such term is used in § 272 of the New York Uniform Fraudulent Conveyance Act) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which it is a party.
     (f)     Solvency. Immediately prior to and after and giving effect to the incurrence of the Guarantor’s obligations under this Guaranty the Guarantor is and will be Solvent.
     (g)     Term Loan Agreement Representations. Each representation and warranty made by the Borrowers in the Term Loan Agreement in reference to any Guarantor is true and correct as to such Guarantor.
          SECTION 11. Term Loan Agreement Covenants. Each Guarantor shall observe, perform and comply with all covenants applicable to such Guarantor set forth in Articles VI and VII of the Term Loan Agreement, which by their terms the Company is required to cause such Guarantor to observe, perform and comply with, as if such covenants were set forth in full herein.
          SECTION 12. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 12) or delivered, in the case of a Guarantor, care of the Company, to the address or facsimile number or email address specified in the Term Loan Agreement, and in the case of any Guaranteed Party, to the address or facsimile number or email address specified in the Term Loan Agreement, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 12), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.

12

          SECTION 13. No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          SECTION 14. Costs and Expenses.
          (a)     Costs and Expenses. Each Guarantor, jointly and severally, shall: (i) pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Guaranty and the other Guarantor Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable costs and expenses of counsel; and (ii) pay or reimburse the Administrative Agent and each other Guaranteed Party for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all costs and expenses of counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by any Guaranteed Party.
          (b)     Interest. Any amounts payable by a Guarantor under this Section 14 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.
          (c)     Payment. All amounts due under this Section 14 shall be payable within ten Business Days after demand therefor.
          (d)     Survival. The agreements in this Section 14 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
          SECTION 15. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the applicable Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the

13

Guarantor against any and all Obligations owing to such Lender now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each of the Lenders agrees (by its acceptance hereof) promptly to notify the Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.
          SECTION 16. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any other Guaranteed Party shall be under any obligation to marshal any assets in favor of any Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          SECTION 17. Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantors, and such obligations shall be limited to those expressly stated herein.
          SECTION 18. Binding Effect; Assignment.
          (a)     Binding Effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.
          (b)     Assignment. Except to the extent otherwise provided in the Term Loan Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and

14

under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.06 of the Term Loan Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (A) shall be deemed to have a right of setoff under Section 15 in respect of its participation to the same extent as if it were such “Guaranteed Party”; and (B) shall also be entitled to the benefits of Section 14.
          SECTION 19. Governing Law and Jurisdiction.
          (a)     THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT. EACH GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
          (c)     Each Guarantor hereby irrevocably appoints CT Corporation, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its authorized agent (in such capacity, the “Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Guaranty and the other Guarantor Documents in any of the courts in and of the State of New York. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s address and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, each Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor at its address specified on the signature page hereof. If for any reason CT Corporation shall cease to act as Process Agent, each Guarantor shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York and acceptable to the Administrative Agent.
          (d)     Nothing in this Section 19 shall affect the right of the Guaranteed Parties to serve legal process in any other manner permitted by law or limit the right of the Guaranteed

15

Parties to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.
          SECTION 20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 21. Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of the Guarantors, verbal or written, relating to the subject matter hereof and thereof and shall not be amended as to any Guarantor except by written agreement of the Guarantor, the Administrative Agent and the Required Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 22. Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable as to any or all Guarantors, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents as to such affected Guarantor(s) shall not be affected or impaired thereby, (b) the legality, validity and enforceability of such provisions and any other provisions as to any other Guarantor shall not be affected or impaired thereby, and (c) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 23. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          SECTION 24. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guarantor Document into a

16

currency other than Dollars, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to any Guaranteed Party hereunder or under the other Guarantor Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent from the Guarantor in such currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent (by its acceptance hereof) agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 24 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
          SECTION 25. Future Guarantors. At such time following the date hereof as any Subsidiary of the Company (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.11(a) of the Term Loan Agreement, such Acceding Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Annex I hereto, signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Acceding Subsidiary had originally executed this Guaranty as of the date hereof.
          SECTION 26. Guarantor Release. Each Guarantor shall remain obligated under and bound by this Guaranty until termination of the Commitments and payment and performance in full of the Guaranteed Obligations; provided that this Guaranty shall be terminated as to any Guarantor, provided there exists no Default (except as otherwise specified in Section 6.11(b) of the Term Loan Agreement), upon the occurrence of a Release Date as to such released Guarantor, without affecting or impairing the obligations of any other Guarantor hereunder.
          SECTION 27. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Guaranty or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04 of the Term Loan Agreement, the Guarantors shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
[Remainder of page intentionally left blank]

17

          IN WITNESS WHEREOF, the Guarantors have executed this Guaranty, as of the date first above written.

FLEXTRONICS DISTRIBUTION, INC.
By:
Name:
Title:

FLEXTRONICS INTERNATIONAL ASIA- PACIFIC LTD.
By:
Name:
Title:

FLEXTRONICS INTERNATIONAL EUROPE B.V.
By:
Name:
Title:

FLEXTRONICS INTERNATIONAL MARKETING (L) LTD.
By:
Name:
Title:

FLEXTRONICS INTERNATIONAL USA, INC.
By:
Name:
Title:

FLEXTRONICS MARKETING (L) LTD.
By:
Name:
Title:

[Signature Page to Guaranty]

FLEXTRONICS TECHNOLOGY (SHAH ALAM) SDN. BHD.
By:
Name:
Title:

FLEXTRONICS INTERNATIONAL KFT.
By:
Name:
Title:

FLEXTRONICS SALES & MARKETING (A-P) LTD.
By:
Name:
Title:

FLEXTRONICS (CANADA) INC.
By:
Name:
Title:

FLEXTRONICS INTERNATIONAL LATIN AMERICA (L) LTD.
By:
Name:
Title:

ANNEX 1
[FORM OF]
GUARANTY JOINDER AGREEMENT
          THIS JOINDER IN GUARANTY (this “Joinder”) is executed as of        , 20        by        , a        [corporation/limited liability company/partnership] (“Joining Party”), and delivered to CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”), for the benefit of the Lenders (as defined below). Except as otherwise defined herein, terms used herein and defined in the Term Loan Agreement (as defined below) shall be used herein as therein defined.
          A.     Flextronics International Ltd., a Singapore corporation (“FIL” or the “Company”), Flextronics International USA, Inc. (the “U.S. Borrower”, and together with the Company, the “Borrowers”), the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and the Administrative Agent are parties to a Term Loan Agreement, dated as of October 1, 2007 (as amended, modified or supplemented from time to time, the “Term Loan Agreement”);
          B.     The Joining Party is a direct or indirect Subsidiary of the Company and desires, or is required pursuant to the provisions of the Term Loan Agreement, to become a Guarantor under the Guaranty; and
          C.     The Joining Party will obtain benefits from the incurrence of Loans by the Borrowers, in each case pursuant to the Term Loan Agreement and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding paragraph; and (ii) induce the Lenders to continue to make Loans to the Borrowers;
          Accordingly, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to each Lender and the Administrative Agent and hereby covenants and agrees with each Lender and the Administrative Agent as follows:
     1.     By this Joinder, the Joining party becomes a Guarantor for all purposes under the Guaranty, pursuant to Section 25 thereof.
     2.     The Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Guaranteed Obligations (as defined in the Guaranty), and will be bound by all terms, conditions and duties applicable to a Guarantor under the Guaranty and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party jointly and severally, absolutely, unconditionally and irrevocably, guarantees the full and prompt payment when due of all Guaranteed Obligations (on the same basis as the other Guarantors under the Guaranty).

Exhibit G-1

     3.     The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as a Guarantor pursuant to the Guaranty, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a Guarantor and Loan Party pursuant to the Guaranty and all other Loan Documents to which it is or becomes a party.
     4.     This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of the Lenders or as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder, which shall remain binding on all parties hereto.
     5.     From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Term Loan Agreement and the other Loan Documents.
     6.     The effective date of this Joinder is        , 20   .
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

[NEW GUARANTOR]
By:
Name:
Title:

Accepted and Acknowledged by: CITICORP NORTH AMERICA, INC., as Administrative Agent
By:
Name:
Title:

EXHIBIT J
FORM OF GUARANTOR RELEASE CERTIFICATE
To:	Citicorp North America, Inc., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Term Loan Agreement, dated as of October 1, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., a Singapore corporation (the “Company”), Flextronics International USA, Inc., a California corporation, the Lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.
          The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Company, and that as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Company pursuant to Section 6.11(b) of the Agreement and that:
     1.     There exists no Default as of the date hereof.
[Select One]
     2.     As set forth on the worksheet attached hereto as Annex I, [name of applicable Subsidiary Guarantor] has ceased to be a Material Subsidiary as of the Company’s fiscal year end dated                     , 20     .
     3.     [Name of applicable Subsidiary Guarantor] has ceased to be an Eligible Material Subsidiary as of [insert date] by virtue of the satisfaction of clause (a) or (b) of the definition of “Ineligible Material Subsidiary” in the Agreement solely due to a Change in Law, and the Company is unable, with the exercise of commercially reasonable efforts, to restore the status of such Subsidiary as an Eligible Material Subsidiary.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,      .

FLEXTRONICS INTERNATIONAL LTD.
By:
Name:
Title:

Exhibit J-1

ANNEX I TO FORM OF GUARANTOR
RELEASE CERTIFICATE
Name of Subsidiary:
MATERIAL SUBSIDIARY CALCULATION
($ in 000’s)

I.	Material Subsidiary Test (“MS Test”) Based on Adjusted Revenues.

	1.	Total revenues of Subsidiary:	$

	2.	Intercompany Revenues:	$

	3.	Adjusted revenues (Line I.1 - Line I.2):	$

	4.	Consolidated total revenues for FIL (other than Flextronics
		(Netherlands), as applicable):	$

	5.	5% of Line I.4:	$

	6.	Line I.3 - Line I.5:	$

Test Result:

MS Test met if Line I.6 is equal to 0 or is a positive number

MS Test Not Met (if Line I.6 is a negative number)

II.	MS Test Based on Adjusted Assets

	1.	Total assets of Subsidiary:	$

	2.	Intercompany Receivables:	$

	3.	Intercompany Investments:	$

	4.	Adjusted assets (Line II.1 - 2 - 3):	$

	5.	Consolidated total assets for FIL (other than Flextronics
		(Netherlands), as applicable):	$

	6.	10% of Line II.6:	$

	7.	Line II.4 - Line II.7:	$

Test Result:

MS Test met if Line II.7 is equal to 0 or a positive number

Exhibit J-1

Not Met if Line II.7 is negative number

III.	Pro Forma MS Test Based on Adjusted Revenues.

	1	Total revenues of Subsidiary determined on a pro forma basis after giving effect to any Material Subsidiary Recalculation Event and all
other Material Subsidiary Recalculation Events occurring on or prior thereto:

$

	2.	Intercompany Revenues:

$

	3.	Adjusted revenues on a pro forma basis (Lines III.1 - Line III.2):

$

	4.	Consolidated total revenues for FIL (other than

Flextronics (Netherlands), as applicable):

$

	5.	5% of Line III.4:

$

	6.	Line III.3 - Line III.5:

$

Test Result:

MS Test met if Line III.6 is a positive number

MS Test not met if Line III.6 is a negative number

IV.	Pro Forma MS Test Based on Net Assets.

	1.	Total assets of Subsidiary determined on a pro forma basis after giving effect to any Material Subsidiary Recalculation Event and all other
Material Subsidiary Recalculation Events on or prior thereto:

$

	2	Intercompany Receivables:

$

	3.	Intercompany Investments:

$

4.	Adjusted assets (Line IV.1 - Line IV.2 - Line IV. 3):

$

5.	Consolidated total assets of FIL (other than Flextronics (Netherlands))	:

$

6.	10% of Line IV.5:

$

7.	Line IV.4 - Line IV.6:

$

Test Result:

MS Test met if Line IV.7 is equal to 0 or a positive number

MS Test not met if Line IV.7 is a negative number